Exhibit 99.1
SALE AND PURCHASE AGREEMENT
among
NOVY INVESTMENTS LIMITED
as SELLER,
WEATHERFORD INTERNATIONAL LTD. (SWITZERLAND)
as PURCHASER,
and
WEATHERFORD INTERNATIONAL LTD. (BERMUDA)
Dated as of May 29, 2009

i

SCHEDULE 1 SCHEDULE OF ASSETS	Schedule 1-1
SCHEDULE 1 SCHEDULE OF ASSETS PART A CJSC “NvBN”	Schedule 1A-1
SCHEDULE 1 SCHEDULE OF ASSETS PART B CJSC “OBN”	Schedule 1B-1
SCHEDULE 1 SCHEDULE OF ASSETS PART C LLC “UKRS”	Schedule 1C-1
SCHEDULE 1 SCHEDULE OF ASSETS PART D LLC “STU”	Schedule 1D-1
SCHEDULE 1 SCHEDULE OF ASSETS PART E LLC “OBSK”	Schedule 1E-1
SCHEDULE 1 SCHEDULE OF ASSETS PART F LLC “ChNS”	Schedule 1F-1
SCHEDULE 1 SCHEDULE OF ASSETS PART G LLC “KUIK” (Orenburg)	Schedule 1G-1
SCHEDULE 1 SCHEDULE OF ASSETS PART H LLC “KUIK” (Nyagan)	Schedule 1H-1
SCHEDULE 1 SCHEDULE OF ASSETS PART I LLC “KUIK” (Nizhnevartovsk)-	Schedule 1I-1
SCHEDULE 1 SCHEDULE OF ASSETS PART J LLC “NPRS-1”	Schedule 1J-1
SCHEDULE 2 PURCHASE PRICE ALLOCATION	Schedule 2-1
SCHEDULE 3 RESIGNATIONS OF SOLE EXECUTIVE BODIES	Schedule 3-1
SCHEDULE 4 RIG INFORMATION	Schedule 4-1
SCHEDULE 5 PERMITTED DIVIDENDS	Schedule 5-1
SCHEDULE 6 OFS SERVICE CONTRACTS	Schedule 6-1
SCHEDULE 7 SPECIFIC ACCOUNTING TREATMENTS	Schedule 7-1
EXHIBIT A FORM OF COMPLETION STATEMENT	Exhibit A-1
EXHIBIT B PARTICIPATION INTEREST PURCHASE AGREEMENT	Exhibit B-1
EXHIBIT C FORM OF REGISTRATION RIGHTS AGREEMENT	Exhibit C-1
EXHIBIT D FORM OF TAX DEED	Exhibit D-1
EXHIBIT E COPY OF THE CONFIDENTIALITY AGREEMENT	Exhibit E-1
EXHIBIT F COPY OF FORMS MA-1 PROVIDED BY SELLER	Exhibit F-1
EXHIBIT G OFS COMPANY FINANCIAL STATEMENTS	Exhibit G-1
EXHIBIT H FORM OF DECLARATION OF SUBSCRIPTION	Exhibit H-1
EXHIBIT I FORM OF CONTRIBUTION AGREEMENT	Exhibit I-1
 v

SALE AND PURCHASE AGREEMENT
     This Sale and Purchase Agreement is entered into as of May 29, 2009, by and among Novy Investments Limited, a limited liability company organised and existing under the Laws of Cyprus (Company Number 109592) and having its registered address at 5 Themistokli Dervi, Elenion Building, 2nd floor, P.C. 1066, Nicosia, Cyprus (“Seller”); Weatherford International Ltd., a joint-stock corporation organised and existing under the Laws of Switzerland and having its registered address at Alpenstrasse 15, 6300 Zug, Switzerland (“Purchaser”), and Weatherford International Ltd., an exempted company and as of the date hereof a direct, wholly owned subsidiary of Purchaser, organised and existing under the Laws of Bermuda and having its registered address at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (“Weatherford Bermuda” and, together with Seller and Purchaser, the “Parties” and each, individually a “Party”).
W I T N E S S E T H:
     WHEREAS, prior to the Contribution Date, Seller will be the direct legal and beneficial owner of all of the shares and interests in the entities specifically described in Schedule 1 (the “OFS Companies” and each an “OFS Company”);
     WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller shall sell and transfer to Purchaser, and Purchaser shall purchase and accept the transfer from the Seller of, all of the shares and/or interests in the OFS Companies, in each case upon the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants and warranties set forth herein, and for other valuable consideration the adequacy of which the Parties hereby acknowledge, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Definitions. As used in this Agreement, the following definitions shall apply:
     “2007 Balance Sheet” has the meaning given to it in the definition of Financial Statements.
     “2008 Balance Sheet” has the meaning given to it in the definition of Financial Statements.
     “Action” means any claim, demand action, suit, litigation or other Proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or Governmental Entity.
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

     “Agreement” means this Sale and Purchase Agreement among the Parties, as amended or supplemented, together with all its Schedules and Exhibits attached or incorporated by reference.
     “Allocation” has the meaning given to it in Section 2.02.
     “Amended Articles of Association” has the meaning given to it in Section 2.04(b).
     “Amended Charter” means one of the Amended Charters, individually, as further specified by the context of such term’s use.
     “Amended Charters” means collectively, the Charters, as amended prior to the Contribution Date (a) to refer to Seller as sole participant (or, shareholder, as applicable), and (with the exceptions of the CJSC “NvBN” Charter, the LLC “KUIK” (Orenburg) Charter and the CJSC “OBN” Charter) (b) to remove restrictions on any alienation of participation interests through transactions other than sale and purchase transactions and (c) to add provisions expressly permitting the Contribution.
     “Ancillary Agreements” means the Transition Service Agreements, the Contribution Agreement, the Participation Interest Purchase Agreements, the Registration Rights Agreement, the Declaration of Subscription and any other written agreement between or among the Parties dated on or around the date hereof that expressly states it is an “Ancillary Agreement” for the purposes of this Agreement.
     “Annual Combined Financial Statements” has the meaning given to it in the definition of the Financial Statements.
     “Applicable Law” means any applicable law, statute, ordinance, code, rule, regulation, order, writ, injunction, decree, ruling, determination, award, standard, Permit or variance of any Governmental Entity and any applicable rules or regulations of any stock exchange, as such may be amended or replaced from time to time. As it relates to Seller’s warranty in Section 3.16 only, as to each of Seller and each OFS Company and each of their respective Affiliates, Applicable Law shall mean Applicable Law to which such entity shall have been subject since January 1, 2005.
     “Application” has the meaning given to it in Section 2.04(b).
     “Approval” means any approval, authorisation, clearance, clarification, qualification, or registration, or any waiver of any of the foregoing, required to be obtained from any Governmental Entity or any other Person in order to enter into this Agreement and complete the transactions contemplated by this Agreement.
     “Assignment Date” has the meaning given to it in Section 5.25(b).
     “Audit Report” has the meaning given to it in Section 2.04(b).
     “Base Prospectus” has the meaning given to it in Section 4.10(a).
     “Basket” has the meaning given to it in Section 8.02(d).

     “Board Report” has the meaning given to it in Section 2.04(b).
     “Board Resolutions” has the meaning given to it in Section 2.04(b).
     “Business” means the oilfield services business conducted by the OFS Companies and the assets and operations of the OFS Companies.
     “Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in Geneva, Switzerland; Paphos, Cyprus; London, England; New York, United States of America; or Moscow, Russian Federation, generally are closed for business.
     “Capital Increase Registration” has the meaning given to it in Section 2.04(b).
     “Central Time” shall mean either United States central standard time or central daylight savings time, which is being observed at the time of any Sale Notice.
     “Certain Countries” has the meaning given to it in Section 3.16(h).
     “CHF” means Swiss francs, the lawful currency of Switzerland.
     “Charter” means one of the Charters, individually, as further specified by the context of such term’s use.
     “Charters” means, collectively, the CJSC “NvBN” Charter, the LLC “ChNS” Charter, the LLC “KUIK” (Nizhnevartovsk) Charter, the LLC “KUIK” (Nyagan) Charter, the LLC “KUIK” (Orenburg) Charter, the LLC “NPRS-1” Charter, the CJSC “OBN” Charter, the LLC “OBSK” Charter, the LLC “STU” Charter and the LLC “UKRS” Charter.
     “CJSC Irkol” means a closed joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1027739042396) and having its registered address at Novatorov street, 7, bldg 2, Moscow, Russian Federation, 117421, which is the registrar of CJSC “Orenburgburneft” (agreement between CJSC Irkol and CJSC “Orenburgburneft” No. 120/1 dated December 25, 2000) and CJSC “Nizhnevartovskburneft” (agreement between CJSC Irkol and CJSC “Nizhnevartovskburneft” No. 81/00 dated July 3, 2000) and which is the holder of licence for the right to perform registrar’s functions No. 10-000-1-00250 dated August 9, 2002.
     “CJSC “NvBN” or “CJSC “Nizhnevartovskburneft” has the meaning given to it in Schedule 1.
     “CJSC “NvBN” Charter” means the Charter of CJSC “NvBN”, approved by the decision of the sole shareholder on June 30, 2004 and registered by the competent Governmental Entity on August 27, 2004, as amended on September 10, 2007.
     “CJSC “OBN” or “CJSC “Orenburgburneft” has the meaning given to it in Schedule 1.

     “CJSC “OBN” Charter” means the Charter of CJSC “OBN”, approved by the decision of the sole shareholder on May 31, 2007, and registered by the competent Governmental Entity on September 13, 2007.
     “Claim” means any Action brought under or for breach or non-fulfilment of this Agreement, including (a) with respect to indemnity claims under Article VIII or claims under Article IX or the Tax Deed following Completion and/or (b) as a result of any breach or non-fulfilment of any warranties, covenants or agreements contained in this Agreement.
     “CO” means the Swiss Code of Obligations as in force at Execution Time.
     “Completion” means the consummation of the purchase and sale of the Shares and the Interests under this Agreement upon delivery by Purchaser of the Consideration Shares to Seller in accordance with Section 2.04.
     “Completion Date” has the meaning set forth in Section 2.04(a).
     “Completion Net Debt” has the meaning given to it in Exhibit A in coordination with the definitions set forth in Schedule 7, calculated pursuant to this Agreement in accordance with the principles and policies specified for the Monthly Management Accounts.
     “Completion Working Capital” has the meaning given to it in Exhibit A in coordination with the definitions set forth in Schedule 7, calculated pursuant to this Agreement in accordance with the principles and policies specified for the Monthly Management Accounts.
     “Confidential Information” has the meaning given to it in the Confidentiality Agreement.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated August, 2008 by and between OJSC “TNK-BP Management” and Weatherford International, a copy of which is attached as Exhibit E hereto.
     “Consent” means any consent, ratification or waiver provided by any Person.
     “Consideration Shares” has the meaning given to it in Section 2.04(b).
     “Contract” means any agreement, obligation, arrangement, commitment, franchise, indemnity, indenture, instrument, lease or licence.
     “Contracts Act” has the meaning given to it in Section 11.05.
     “Contribution” means the consummation of the contribution by Seller of the Shares and Interests to Purchaser pursuant to Section 2.03.
     “Contribution Agreement” means the agreement by which Seller shall contribute the Shares and Interests to Purchaser, substantially in the form attached hereto as Exhibit I.
     “Contribution Date” has the meaning given to it in Section 2.03(a).
     “Contribution Date Interest Rate” means simple interest at LIBOR plus 3% per annum.

     “Creditor” means any third party creditor of any Eligible Seller to whom Consideration Shares are pledged as security for any extension of credit and subsequently transferred pursuant to the exercise of such creditor’s rights against such Eligible Seller; provided, however, no Creditor shall have any rights under Section 5.15 and will not be considered an Eligible Seller for purposes of Section 5.15.
     “Creditworthy Entity” means an entity that has an investment grade long-term credit rating from at least one “nationally recognized statistical rating organisation” (as defined in the rules of the SEC under the Securities Exchange Act).
     “Critical Warranty Cap” has the meaning given to it in Section 8.02(c)(ii).
     “Declaration of Subscription” has the meaning given to it in Section 2.03(c)(x).
     “Deutsche Bank” means Deutsche Bank Ltd, a limited liability company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1027739369041) and having its registered address at Schepkina street 4, Moscow, Russian Federation, 129090, which is registered or will be registered as a custodian (nominal holder) of the Shares in the shareholders’ registers of CJSC “NvBN” and CJSC “OBN” maintained by CJSC Irkol.
     “Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto first became or become effective.
     “Eligible Seller” means Seller or its Permitted Transferee, but shall not include a Creditor for purposes of Section 5.15.
     “Encumbrance” means any claim, charge, easement, arrest, security interest, lien, option, pledge, mortgage, preferential right, Right of First Refusal, limitation on use, restriction or any other encumbrance of any kind (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise.
     “Environmental Law” means Laws of the Russian Federation relating to the protection of air, water and soil, as well as the discharge of substances into the air, water and soil, the management and disposal of hazardous substances and waste, the cleanup of contaminated sites and protection of subsoil, environment, flora, fauna, wildlife, public health and safety.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
     “FAS” means the Russian Federal Antimonopoly Service, or its successor.
     “FAS Filings” has the meaning given to it in Section 5.02(b).
     “Final Completion Statement” has the meaning given to it in Section 7.01.

     “Final Completion Statement Date” has the meaning given to it in Section 7.05.
     “Final Prospectus Supplement” shall mean the prospectus supplement relating to the Registration Statement and covering the Consideration Shares that was first filed pursuant to Rule 424(b) pursuant to the Registration Rights Agreement, together with the Base Prospectus.
     “Financial Statements” means:
     (a) the following audited financial statements of the OFS Companies on a consolidated basis, prepared in accordance with IFRS and for which consolidation schedules were produced, comprising:
     (i) the combined balance sheets as at December 31, 2005, December 31, 2006 and December 31, 2007 (the most recent of which, the “2007 Balance Sheet”);
     (ii) the combined income statements for the 12-month periods ended December 31, 2005, December 31, 2006 and December 31, 2007;
     (iii) the combined statement of cash flow for the 12-month periods ended December 31, 2005, December 31, 2006 and December 31, 2007;
     (iv) the combined statements of changes in equity for the 12-month periods ended December 31, 2005, December 31, 2006 and December 31, 2007; and
     (v) the notes to (i), (ii), (iii) and (iv) above (together with (i), (ii), (iii) and (iv), the “Annual Combined Financial Statements”);
     (b) the unaudited and unreviewed semi-annual financial statements of the OFS Companies on a consolidated basis, prepared in accordance with IFRS, comprising:
     (i) the combined balance sheets of the OFS Companies as at June 30, 2007 and June 30, 2008;
     (ii) the combined statements of profit and loss of the OFS Companies for the 6-month periods ended June 30, 2007 and June 30, 2008;
     (iii) the combined statement of cash flow of the OFS Companies for the 6-month periods ended June 30, 2007 and June 30, 2008;
     (iv) the combined statements of changes in equity for the 6-month periods ended June 30, 2007 and June 30, 2008;
     (v) the notes to (i), (ii), (iii) and (iv) above (together with (i), (ii), (iii) and (iv), the “Semi-Annual Combined Financial Statements”).
     (c) the audited annual financial statements of each OFS Company, prepared in accordance with Russian Accounting Standards (“RAS”), comprising:

     (i) the balance sheet as at December 31, 2007 and December 31, 2008 (the latter, the “2008 Balance Sheet”);
     (ii) the statement of profit and loss for the 12-month period ended December 31, 2007 and December 31, 2008;
     (iii) the statement of cash flow for the 12-month period ended December 31, 2007 and December 31, 2008;
     (iv) other statements, schedules and explanatory notes to the financial statements (together with (i), (ii) and (iii), the “RAS Financial Statements”);
     (d) the unaudited and unreviewed quarterly financial statements of each OFS Company, prepared in accordance with RAS and provided to Purchaser within 15 Business Days prior to Contribution, comprising:
     (i) the balance sheet as at December 31, 2008 and March 31, 2009;
     (ii) the statement of profit and loss for the 3-month periods ended March 31, 2008 and March 31, 2009 (together with (i) and (ii) the “Quarterly RAS Financial Statements”).
     “Floor” means USD 18.4972 per share.
     “Freely Available Reserves” has the meaning given to it in Section 5.22(a).
     “Governmental Authorisation” means any Approval or Consent by any Governmental Entity.
     “Governmental Entity” means any local or national government, or governmental, regulatory or administrative authority, agency, commission or other body (including, for the avoidance of doubt, the Register of Commerce of Zug), court or arbitrator of competent jurisdiction or stock exchange. For purposes of Sections 3.16 and 4.09 only, Governmental Entity shall include any International Organisation.
     “Guarantee” has the meaning given to it in Section 5.23(a).
     “Guarantee Payment” has the meaning given to it in Section 5.15(d).
     “Guarantee Share” means any Consideration Share sold by any Eligible Seller prior to the Settlement Date for a Sale Price lower than the Floor.
     “Guarantee VWAP” means the five Trading Day volume weighted trailing average of the Weatherford VWAP ended as of the Settlement Date, or if the Settlement Date is not a date the New York Stock Exchange is open for trading, as of the last trading date immediately prior to the Settlement Date.
     “Guaranteed Obligations” has the meaning given to it in Section 5.23(a).

     “ICC” has the meaning given to it in Section 11.09(b).
     “ICS” has the meaning given to it in Section 5.19.
     “IFRS” means International Financial Reporting Standards, as adopted by the International Accounting Standards Board.
     “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, including promissory notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.
     “Indemnified Party” has the meaning given to it in Section 8.03(a).
     “Indemnifying Party” has the meaning given to it in Section 8.03(a).
     “Indemnity Cap” has the meaning given to it in Section 8.02(c).
     “Independent Accountants” has the meaning given to it in Section 7.04.
     “Intellectual Property” means any patent, trade mark, design, copyright, trade secret, software or other intellectual property or proprietary rights owned, used or licensed by the OFS Companies in the Business.
     “Interests” means, collectively, all of the participation interests in each of LLC “ChNS”, LLC “KUIK” (Nizhnevartovsk), LLC “KUIK” (Nyagan), LLC “KUIK” (Orenburg), LLC “NPRS-1”, LLC “OBSK”, LLC “STU” and LLC “UKRS”, which interests represent all of the outstanding participation interests in such companies and details of which are set out in Schedule 1.
     “International Organisation” means an organisation that during the relevant period specified in Section 3.16 of this Agreement or as of the Contribution Date was or is designated by executive order of the President of the United States pursuant to Section one of the United States International Organizations Immunities Act (Title 22, United States Code, Section 288) or any other international organisation that is designated by the President of the United States by executive order, effective as of the date of publication of such order in the United States Federal Register.

     “Judgment” means any order, writ, injunction, judgment, decree, determination, ruling, assessment or award of any Governmental Entity, court or arbitrator.
     “Knowledge” means (a) with respect to any individual Person, the actual knowledge of such Person and (b) with respect to any Person that is not an individual, the actual knowledge of any senior officer or director of such Person, including but not limited to any general director, first deputy general director or chief accountant of such Person.
     “Law” means any law, statute, ordinance, code, rule, regulation, order, writ, injunction, decree, ruling, determination, award, standard, permit or variance of any Governmental Entity and any applicable rules or regulations of any stock exchange or self-regulatory organisation, as such may be amended or replaced from time to time.
     “Leased Real Property” has the meaning given to it in Section 3.11(b).
     “Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with IFRS.
     “LIBOR” means the rate of interest per annum quoted on Reuters’ screen as the rate offered by prime banks on London interbank deposit market in USD for the 3-month period at or about 11:00 a.m. (London time) on the Completion Date.
     “LLC “ChNS” or “LLC “Chernogornefteservice”” has the meaning given to it in Schedule 1.
     “LLC “ChNS” Charter” means the Charter of LLC “ChNS”, approved by LLC “ChNS”‘s general participants’ meeting on August 5, 2004 and registered by the competent Governmental Entity on September 9, 2004, as amended on February 19, 2008 and on December 31, 2008.
     “LLC “KUIK” (Nizhnevartovsk)” or “LLC “Kompanija po upravleniju imuschestvennym kompleksom”” has the meaning given to it in Schedule 1.
     “LLC “KUIK” (Nizhnevartovsk) Charter” means the Charter of LLC “KUIK” (Nizhnevartovsk), approved by the LLC “KUIK” (Nizhnevartovsk)’s general participants’ meeting on January 16, 2006 and registered by the competent Governmental Entity on March 1, 2006, as amended on April 30, 2006, November 30, 2006 and December 14, 2007.
     “LLC “KUIK” (Nyagan)” or “LLC “Kompanija po upravleniju imuschestvennym kompleksom”” has the meaning given to it in Schedule 1.
     “LLC “KUIK” (Nyagan) Charter” means the Charter of LLC “KUIK” (Nyagan), approved by LLC “KUIK” (Nyagan)’s general participants’ meeting on January 25, 2006 and registered by the competent Governmental Entity on April 3, 2006, as amended on December 20, 2007.

     “LLC “KUIK” (Orenburg)” or “LLC “Kompanija po upravleniju imuschestvennym kompleksom”” has the meaning given to it in Schedule 1.
     “LLC “KUIK” (Orenburg) Charter” means the Charter of LLC “KUIK” (Orenburg), approved by LLC “KUIK” (Orenburg)’s general participants’ meeting on February 10, 2006 and registered by the competent Governmental Entity on June 15, 2006, as amended on May 22, 2006, August 31, 2006 and November 29, 2006.
     “LLC “NPRS-1” or “LLC “Nizhnevartovskoe predprijatie po remontu skvazhin-1””has the meaning given to it in Schedule 1.
     “LLC “NPRS-1” Charter” means the Charter of LLC “NPRS-1”, approved by LLC “NPRS-1"'s general participants’ meeting on August 16, 2004 and registered by the competent Governmental Entity on September 6, 2004, as amended on July 17, 2006 and on January 14, 2009.
     “LLC “OBSK” or “LLC “Orenburgskaya burovaya servisnaya Kompanija”” has the meaning given to it in Schedule 1.
     “LLC “OBSK” Charter” means the Charter of LLC “OBSK”, approved by the sole participant on April 5, 2004 and registered by the competent Governmental Entity on April 5, 2004, as amended on December 25, 2007.
     “LLC “STU” or “LLC “Specializirovannoe tamponazhnoe upravleniye”” has the meaning given to it in Schedule 1.
     “LLC “STU” Charter” means the Charter of LLC “STU”, approved by the sole participant on July 31, 2002 and registered by the competent Governmental Entity on September 14, 2002.
     “LLC “UKRS”” or “LLC “Upravleniye po kapitalynomu remontu skvazhin”” has the meaning given to it in Schedule 1.
     “LLC “UKRS” Charter” means the Charter of LLC “UKRS”, approved by LLC “UKRS”‘s general participants’ meeting on August 31, 2002 and registered by the competent Governmental Entity on September 19, 2002.
     “Loss(es)” means any and all losses, claims, damages, Liabilities, penalties, fines, costs and expenses (excluding, as between the Parties only, any indirect, exemplary and consequential losses or damages).
     “Material Adverse Effect” means any event, change, circumstance, effect or other matter that has or could reasonably be expected to have a material adverse effect on the assets, Liabilities, prospects, financial condition or results of operations of the Business; provided, however, that a Material Adverse Effect will not be deemed to result from or arise out of any change (i) in the general economic conditions in Russia that does not disproportionately affect the Business compared to other businesses in the same industry as the Business, or (ii) generally affecting businesses operating in the industries or markets in which the Business operates that does not disproportionately affect the Business compared to other businesses in the same industry as the Business.
     “Monthly Management Accounts” means the unaudited and unreviewed statements of working capital and net debt as of the last day of each calendar month (except January 2009) beginning with the month ending June 30, 2008, and ending with the last month prior to the Completion Date for which such accounts are available prior to Completion, derived from the source data used in preparation of consolidated financial statements of TNK-BP Group, taking into account the principles set forth in the following, in order of priority:
     (a) the specific accounting treatments, policies, procedures and practices set out in Schedule 7, consistent with US GAAP;
     (b) the same methodology, treatments and categorisations as were applied in the preparation of TNK-BP Group’s US GAAP financial accounting consolidation records, applied on a consistent basis, including in relation to the exercise of accounting discretion and judgment, consistent with US GAAP; and
     (c) US GAAP accounting policies applied in preparation of the TNK-BP Group’s consolidated financial statements, to the extent it is applicable for classification, recognition and measurement of the balances included in the individual line items of the Proposed Completion Statement and the Final Completion Statement.
     “Nizhnevartovskneftegaz” means OJSC “Nizhnevartovskneftegaz”, an open joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1028600945450) and having its registered address at Kuzovatkina street, 14, Nizhnevartovsk city, Niznevartovsky district, Khanti-Mansiysky autonomous district, Russian Federation, 628611.
     “Notice Price” has the meaning given to it in Section 5.15(a).
     “OFS Company Releasees” has the meaning given to it in Section 5.13(b).
     “OFS Companies” has the meaning given to it in the preamble.
     “OFS Company” means one of the OFS Companies, individually, as further specified by the context of such term’s use.
     “OFS Confidential Information” has the meaning given to it in Section 5.05(b)(i).
     “OFS Service Contracts” means the existing Contracts under which the OFS Companies provide oilfield services to members of the TNK-BP Group set forth on Schedule 6.
     “OJSC “TNK-BP Management” means the open joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1027705038591) and having its registered address at Ul. Arbat, bld.1, Moscow, Russian Federation, 119019.

     “Ordinary Course” means, with respect to any Person, an action taken by such Person if such action is taken in the ordinary course of business and is consistent with the past practices of such Person and taken in the course of day-to-day business operations.
     “Orenburgneft” means Open Joint Stock Company Orenburgneft, an open joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1025601802357) and having its registered address at Magistralnaya street, 2, Buzuluk city, Orenburg region, Russian Federation, 461040.
     “Owned Real Property” has the meaning given to it in Section 3.11(a).
     “Participation Interest Purchase Agreement” means a Participation Interest Purchase Agreement, substantially in the form of Exhibit B.
     “Party” and “Parties” have the meaning given to them in the preamble.
     “Permit” means any permit, certificate of authority, authorisation, licence, Approval, certificate, registration or any waiver of the foregoing, issued or required to be issued by any Governmental Entity.
     “Permitted Transferees” means any member of the TNK-BP Group to which any Eligible Seller transfers, sells or otherwise disposes of Consideration Shares prior to the Settlement Date in accordance with Applicable Laws and, if applicable, the terms of the Registration Rights Agreement and any Creditor.
     “Person” means an association, a corporation, an individual, a partnership, a trust, limited liability company or any other entity or organisation, including a Governmental Entity.
     “Previous Holders” means the entities RTsSU-Nizhnevartovsk, Nizhnevartovskneftegaz, Orenburgneft, Sidanko-Neftepererabotka, TNK-Nizhnevartovsk, RTsSU-ONAKO, TNK-BP Holding and RTsSU-Nyagan which as of the date of this Agreement are collectively the legal and beneficial owners of Shares and Interests and which, prior to the Contribution Date, will sell and transfer the Shares and Interests to Seller through the Restructuring; each, individually, a “Previous Holder”.
     “Proceeding” means any Action, arbitration, audit, claim, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.
     “Proposed Completion Statement” has the meaning given to it in Section 7.01.
     “Purchase Notice” has the meaning given to it in Section 5.15(b).
     “Purchase Price” means (a) the Consideration Shares (b) (i) plus any amount owing to Seller by Purchaser or (ii) less any amount owing to Purchaser by Seller, in each case pursuant to the provisions of Section 7.06. For purposes of valuation of the Purchase Price in Section 5.08, Article VIII and the Tax Deed, the dollar value attributed to the Consideration Shares shall be equal to 450,000,000 USD and the value of all other elements of the Purchase Price shall be the dollar amount actually paid.
     “Purchaser” has the meaning given to it in the preamble.
     “Purchaser Indemnitees” has the meaning given to it in Section 8.01(a).
     “Purchaser’s Default” has the meaning given to it in Section 10.02(b).
     “Purchaser’s Knowledge” means the Knowledge of Purchaser and Weatherford Bermuda.
     “RAS” has the meaning given to it in the definition of the Financial Statements.
     “RAS Financial Statements” has the meaning given to it in the definition of the Financial Statements.
     “Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and between Purchaser and Seller on the Contribution Date, effective as of the Completion Date, in the agreed form of Exhibit C.
     “Registration Statement” has the meaning given to it in Section 4.10(a).
     “Releasees” has the meaning given to it in Section 5.13(a).
     “Rescission” has the meaning given to it in Section 5.08(a).
     “Restructuring” means the transfer of legal and beneficial ownership of all of the Interests and the Shares from the Previous Holders to Seller in accordance with Section 5.20.
     “Restructuring Documents” means the following final and executed documents related to the Restructuring in a form reasonably acceptable to Purchaser: (i) necessary corporate Approvals of the Previous Holders and Seller approving the transactions contemplated under the Restructuring in accordance with Applicable Law and corporate charters of the Previous Holders; (ii) the FAS Approval of the Restructuring; (iii) the sale and purchase agreements or other transfer agreements between the Previous Holders and Seller; provided that if the Restructuring occurs after July 1, 2009, such agreements relating to the OFS Companies organised in the form of limited liability companies shall be notarised by a Russian notary; (iv) latest available monthly or quarterly (as applicable) balance sheets of the Previous Holders preceding the Restructuring (which shall not be subject to Purchaser’s approval in connection with the Restructuring); (v) notices of the intention to sell the Shares and Interests by the selling Previous Holders and waivers regarding the applicable Rights of First Refusal; (vi) notices of the transfers in relation to the Interests in the OFS Companies organised in the form of a limited liability company substantially in the form set forth in Schedule 1 (provided that a reference shall be made to the appropriate Previous Holders and Seller) countersigned and sealed by the sole executive body of each such OFS Company in acknowledgment of receipt and acceptance thereof; (vii) share transfer instructions and notifications of completed transfers and excerpts from the shareholders’ registers of CJSC “NvBN” and CJSC “OBN” evidencing the Seller’s title to the Shares in relation to the Shares in the OFS Companies organised in the form of a closed joint stock company; (viii) necessary corporate Approvals of the Previous Holders as equity owners of the OFS Companies or appointing signatories and powers of attorney for signatories on behalf of the Previous Holders and Seller (if required under Applicable Laws); (ix) the Amended Charters; and (x) any other documents, Approvals or Consents (A) required under Applicable Law to effect the Restructuring in accordance with Section 5.20 or (B) reasonably requested by Purchaser as evidence of due transfer of the Shares and Interests to the Seller.
     “Restructuring DVD” has the meaning given to it in Section 5.20(c).
     “Rights of First Refusal” means any and all right or rights of first refusal of the shareholders of, and/or participants in, any of the OFS Companies and/or of each applicable OFS Company in respect of itself, upon the transfer of interests in each OFS Company under Applicable Law and the terms of the Charter or Amended Charter, as applicable, of each OFS Company.
     “RTsSU-Nizhnevartovsk” means Closed Joint Stock Company “RCSU — Nizhnevartovsk”, a closed joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1028600938959) and having its registered address at Kuzovatkina street, 14, Nizhnevartovsk city, Nizhnevartovsky district, Khanti-Mansiysky autonomous district, Russian Federation, 628611.
     “RTsSU-Nyagan” means Closed Joint Stock Company “RCSU — Nyagan”, a closed joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1028601496219) and having its registered address at Sibirskaya street, 8, Nyagan city, Khanti-Mansiysky autonomous district, Russian Federation, 628183.
     “RTsSU-ONAKO” means Closed Joint Stock Company “RCSU — ONAKO”, a closed joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1025601807990) and having its registered address at Pokrovskaya street, 35 a, Buzuluk city, Buzuluksky district, Orenburg region, Russian Federation, 461040.
     “RUR” means Russian Roubles.
     “Russian Antimonopoly Law” means the Federal Law of the Russian Federation “On Protection of Competition” No. 135-FZ, dated July 26, 2006, as amended from time to time.
     “Sale Price” means, with respect to any Guarantee Share, the gross sale price with respect to such Guarantee Share, without deducting any costs of sale such as commissions or brokerage fees.
     “Sale Notice” has the meaning given to such term in Section 5.15(a).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Seller” has the meaning given to such term in the preamble.

     “Seller Indemnitees” has the meaning given to it in Section 8.01(b).
     “Seller’s Disclosure Schedule” has the meaning given to it in the preamble to Article III.
     “Seller’s Knowledge” means the Knowledge of Seller, any Previous Holder and/or any OFS Company.
     “Seller’s Objection” has the meaning given to it in Section 7.03.
     “Semi-Annual Combined Financial Statements” has the meaning given to it in the definition of the Financial Statements.
     “Services” means exploration and production drilling, well servicing, workovers, sidetracking, cementing, directional drilling and other oilfield services as provided by Weatherford Group to TNK-BP Group, in each case prior to the Completion Date, as well as other oilfield services of the type that may be provided by Weatherford Group to TNK-BP Group in future.
     “Settlement Date” means the earlier of (A) June 29, 2010 and (B) the first anniversary of the Completion Date.
     “Settling Party” has the meaning given to it in Section 8.03(d).
     “Shares” means, collectively, all of the issued and outstanding shares of CJSC “NvBN” and CJSC “OBN”, which shares represent all of the ownership interests in such companies and details of which are set out in Schedule 1.
     “Sidanko-Neftepererabotka” means CJSC “Sidanko-Neftepererabotka”, a closed joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1027700068010) and having its registered address at Arbat street, 1, Moscow city, Russian Federation, 119019.
     “Signing DVD” has the meaning given to it in Section 5.18.
     “Straddle Period” has the meaning given to it in Section 9.03.
     “Strategic Companies Law” means Russian Federal Law No. 57-FZ “On Procedures for Foreign Investments in Companies of Strategic Significance for National Defence and Security” dated April 29, 2008.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organisation, whether incorporated or unincorporated, of which such Person, directly or indirectly through one or more other subsidiaries of such Person, beneficially owns a majority of the voting securities or equity permitting control or controls the board of directors (or similar body).
     “Substitute Guarantee” has the meaning given to it in Section 5.23(d).

     “Swiss Register Submission” has the meaning given to it in Section 2.04(b).
     “SWIFT” means Society for Worldwide Interbank Financial Telecommunication.
     “Target Working Capital” means the Rouble equivalent of 13,000,000 USD as of the Completion Date.
     “Tax” has the meaning given to it in the Tax Deed.
     “Tax Authority” has the meaning given to it in the Tax Deed.
     “Tax Claim” means any Claim or Proceeding brought by Purchaser under the Tax Deed or in respect of a breach of any of the Tax Warranties.
     “Tax Deed” means the deed relating to Tax to be entered into by Seller and Purchaser on the Contribution Date, effective as of the Completion Date, in the agreed form of Exhibit D.
     “Tax Matter” means any matter relating to Tax or which may give rise to Liability to Tax.
     “Tax Return” means any report, return, declaration, computation, document, claim for refund, information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Warranty” means each of the warranties relating to Tax set out in Section 3.14.
     “Termination Date” has the meaning given to it in Section 10.01(b).
     “Third Party Claim” has the meaning given to it in Section 8.03(c). For the purpose of Section 8.02(l), “Third Party Claim” shall include any Action with the state registration authorities which maintain the Unified State Register of Real Property in the Russian Federation.
     “TNK-BP Confidential Information” has the meaning given to it in Section 5.05(b)(ii).
     “TNK-BP Group” means TNK-BP Parent and its Subsidiaries.
     “TNK-BP Holding” means Open Joint-Stock Company TNK-BP Holding, an open joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1047200153770) and having its registered address at Oktyabrskaya street, 60, Uvat village, Uvatsky district, Tyumen region, Russian Federation, 626170.
     “TNK-BP Parent” means TNK-BP International Limited, a company incorporated and existing under the Laws of the British Virgin Islands (identification no. 457338) and having its registered address at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.
     “TNK-BP Ultimate Parent” means TNK-BP Ltd, a company incorporated and existing under the Laws of the British Virgin Islands (identification no. 546340) and having its registered address at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

     “TNK-Nizhnevartovsk” means Open Joint Stock Company TNK-Nizhnevartovsk, an open joint stock company organised and existing under the Laws of the Russian Federation (main state registration No. (OGRN) 1028601866810) and having its registered address at 9P street, Zapadniy promyshlenniy uzel, 26, panel 4, Niznevartovsk city, Khanti-Mansiysky autonomous district-Yugra, Russian Federation, 628616.
     “Trading Day” means any day on which the New York Stock Exchange is open for general trading of securities.
     “Transition Services Agreements” means those agreements for transition services set forth in Section 5.06 of Seller’s Disclosure Schedule, as modified in accordance with Section 5.06.
     “UBS Limited” means the company registered at 1 Finsbury Avenue, London, EC2M 2P and any of its Affiliates.
     “US GAAP” means the United States generally accepted accounting principles.
     “USD” means United States dollars, the lawful currency of the United States of America.
     “VDR” means the virtual data room to which Purchaser has had access, containing information regarding the OFS Companies and the Business.
     “Weatherford Bermuda” has the meaning given to such term in the preamble.
     “Weatherford Derivatives” has the meaning given to it in Section 5.10(a).
     “Weatherford Group” means Purchaser and its Subsidiaries, including (after Completion) the OFS Companies.
     “Weatherford International” means Weatherford International, Inc., a corporation organised and existing under the Laws of the State of Delaware, USA and having its registered address at 515 Post Oak Blvd., Houston, Texas 77027 USA.
     “Weatherford SEC Reports” means all required forms, reports and documents filed by Purchaser and Weatherford Bermuda (solely in its capacity as predecessor issuer and filer to Purchaser) with the SEC since January 1, 2009, pursuant to the Exchange Act.
     “Weatherford Shares” means the publicly traded registered shares of Purchaser, par value 1.16 Swiss francs per share.
     “Weatherford VWAP” means, for any given Trading Day, the volume weighted average price per share of the Weatherford Shares traded on the New York Stock Exchange during normal trading hours on that day as quoted by Bloomberg LP.
     SECTION 1.02. Construction. In this Agreement, unless the contrary intention appears: (i) a reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Schedule or Exhibit to, this Agreement, and references to this Agreement include any recital in, Schedule or Exhibit to, this Agreement; (ii) the Schedules and Exhibits form an integral part of and are hereby incorporated by reference into this Agreement; (iii) unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine and vice versa; (iv) the words hereof, herein, hereinabove, and words of similar meanings shall refer to this Agreement as a whole and not to any particular Article, Section or paragraph; and (v) the words “include”, “includes” and “including” are not limiting.
ARTICLE II
SALE AND PURCHASE OF SHARES AND INTERESTS
     SECTION 2.01. Sale and Purchase of Shares and Interests. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase and accept delivery from Seller of, the Shares and Interests, free and clear of all Encumbrances, together with all rights attaching thereto, in accordance with the terms of this Agreement.
     SECTION 2.02. Consideration; Purchase Price Allocation. As consideration for the Shares and the Interests, Purchaser shall deliver to Seller the Purchase Price. Seller and Purchaser have agreed to the allocation of the Purchase Price among the Shares and Interests in accordance with Applicable Law as set forth in Schedule 2, subject to such adjustment as may occur pursuant to Article VII (the “Allocation”). Any such adjustment to the Purchase Price will be allocated in accordance with Applicable Law. Each of Seller and its Affiliates, on the one hand, and each of Purchaser and its Affiliates, on the other, will (a) be bound by the Allocation for purposes of determining any Taxes, (b) prepare and file its Tax Returns on a basis consistent with the Allocation, and (c) take no position inconsistent with the Allocation on any applicable Tax Return or in any Proceeding before any Governmental Entity or otherwise. In the event that the Allocation is disputed by any Governmental Entity, the Party receiving notice of the dispute will promptly notify the other Party concerning resolution of the dispute. Each of Seller and Purchaser acknowledge that the Allocation was done on an arm’s length basis based upon a good faith estimate of fair market values of the Shares and Interests.
     SECTION 2.03. Contribution; Proceedings at Contribution.
     (a) Contribution shall be held in Cyprus, or such other place(s) as required by Applicable Law or as Seller and Purchaser may mutually agree in writing, on the fifth Business Day after the date on which each of the conditions set forth in Section 6.01 shall have been satisfied or waived in writing by Seller and each of the conditions set forth in Section 6.02 shall have been satisfied or waived in writing by Purchaser, other than conditions to be satisfied by performance at Contribution (“Contribution Date”).
     (b) At Contribution, Purchaser shall deliver or cause to be delivered to Seller original versions (unless otherwise specifically indicated below) of each of the following items:
     (i) Passports of the signatories for each of Purchaser and Weatherford Bermuda presented for inspection by a representative of Seller;

     (ii) A certificate signed by a duly authorised officer of Purchaser stating that the conditions set forth in subsections (a), (b) and (c) of Section 6.01 of this Agreement have been satisfied to the best of such officer’s Knowledge;
     (iii) Copies of the FAS written Approvals to the transfer to Purchaser of all of the Shares and the Interests, as contemplated by Section 5.02;
     (iv) The Tax Deed, duly executed by Purchaser;
     (v) The Registration Rights Agreement, duly executed by Purchaser;
     (vi) If Contribution occurs prior to July 1, 2009, a Participation Interest Purchase Agreement with respect to each OFS Company that is a limited liability company, duly executed by Purchaser; and if Contribution occurs after July 1, 2009, a Participation Interest Purchase Agreement with respect to each OFS Company that is a limited liability company, executed by Purchaser before a Russian notary agreed by the Seller and Purchaser in writing (the costs of which will be shared equally by Seller and Purchaser) and notarised and delivered by such a notary in accordance with Applicable Law;
     (vii) A counterpart of the transfer instruction duly executed by Purchaser and delivered to Deutsche Bank in respect of the placement of the Shares to be transferred by Seller to the Purchaser’s custody account (schet depo) with Deutsche Bank and bearing a stamp evidencing its receipt by Deutsche Bank, as well as an operation completion report (settlement confirmation/uvedomlenie o sovershennoi operatsii) issued by Deutsche Bank evidencing that the Shares have been placed to the Purchaser’s custody account (schet depo) maintained with Deutsche Bank;
     (viii) Copies of the documents to be submitted as the Swiss Register Submission pursuant to Section 2.04(b), each document in its final form;
     (ix) Written confirmation of the Register of Commerce of Zug indicating the draft Swiss Register Submission is reasonably satisfactory for submission in conjunction with the Application; and
     (x) Evidence from each of Purchaser and Weatherford Bermuda of appointment of a process agent reasonably acceptable to Seller to receive on its behalf in England or Wales service of any proceedings under Section 11.09.
     (c) At Contribution, Seller shall deliver or cause to be delivered to Purchaser original versions (unless otherwise specifically indicated below) of each of the following items:
     (i) Copies of passports of the signatories for Seller countersigned by the respective signatory in blue ink on the information page of the passport; passports of the signatories for each OFS Company presented for inspection by a representative of Purchaser;

     (ii) A certificate signed by a duly authorised officer of Seller stating that the conditions set forth in subsections (a), (b) and (c) of Section 6.02 of this Agreement have been satisfied to the best of such officer’s Knowledge;
     (iii) The Registration Rights Agreement duly executed by Seller; and
     (iv) If Contribution occurs prior to July 1, 2009, a Participation Interest Purchase Agreement with respect to each OFS Company that is a limited liability company, duly executed by Seller; and if Contribution occurs after July 1, 2009, a Participation Interest Purchase Agreement with respect to each OFS Company that is a limited liability company, executed by Seller before the notary referred to in Section 2.03(b)(vi) and notarised and delivered by such a notary in accordance with Applicable Law;
     (v) In respect of each OFS Company:
     (A) a decision/resolution in the agreed form passed by the competent authority of such Company:
     (1) validly terminating the authority of the sole executive body of OFS Company and validly electing Purchaser’s nominee in his place, each with effect from 12:01 a.m. Moscow time on the date following the Contribution Date; and
     (2) validly terminating the authority of all the members of the audit committee of OFS Company and validly electing Purchaser’s nominees in their place, each with effect from the Contribution Date;
     (B) a statement of resignation of the sole executive body of each OFS Company, as set forth in Schedule 3, effective as of 12:01 a.m. Moscow time on the date following the Contribution Date;
     (C) copies of the verification acts for payment of Taxes issued by the relevant Russian Tax Authority no more than 20 Business Days before Contribution;
     (vi) In respect of the transfer of the Interests in the OFS Companies that are limited liability companies:
     (A) a copy of the effective Amended Charter of each such OFS Company along with all amendments and supplements thereto issued by the respective state registration authority and bearing an original stamp of such authority, as well as evidencing that Seller is the owner of all of the Interests in such OFS Company;
     (B) an extract from the Unified State Register of Legal Entities issued by the relevant Russian Tax Authority no more than 10 Business Days before Contribution (i) evidencing that Seller is the sole participant of such OFS

Company and (ii) not reflecting any amendments or supplements to the Amended Charter referred to in Section 2.03(c)(vi)(A) other than those specified in Section 1.01 in the definition to such OFS Company’s Charter or Amended Charter;
     If Contribution occurs prior to July 1, 2009:
     (C) three original counterparts, duly executed by Seller, of one transfer notice for each OFS Company in the form set forth in Schedule 1 countersigned and sealed by the sole executive body of each such OFS Company in acknowledgment of receipt and acceptance thereof;
     If Contribution occurs on or after July 1, 2009:
     (D) copies of the notifications in the form set forth in Schedule 1 along with respective Participation Interest Purchase Agreement and applications for the state registration of the respective amendments in the Unified State Register of Legal Entities, duly executed, notarised and delivered by the notary referred to in Section 2.03(b)(vi) to each OFS Company that is a limited liability company as an evidence of the transfer by Seller of the Interests;
     (E) a certified copy of the register of the participants maintained by each OFS Company evidencing ownership of Seller to the Interests dated not earlier than three Business Days before Contribution; and
     (F) for the purpose of notarisation of the transfer of the Interests by Seller to Purchaser by the notary referred to in Section 2.03(b)(vi), a sale and purchase agreement evidencing the acquisition by Seller of the Interests of each OFS Company that is a limited liability company as well as such other documents as may be required for the purpose of notarisation of the transfer;
     (vii) In respect of the transfer of the OFS Companies that are joint stock companies:
     (A) a certified copy or original of notice which Seller shall have delivered as specified in Part A of Schedule 1 substantially in the form set forth therein, in connection with its intention to sell its shares in CJSC “NvBN”;
     (B) an original or certified copy of the notice which Seller shall have delivered as specified in Part B of Schedule 1 substantially in the form set forth therein, in connection with such its intention to sell its shares in CJSC “OBN”;
     (C) an acknowledgement of the notice and waiver of the Right of First Refusal by each of CJSC “NvBN” and CJSC “OBN” of any and all of its Rights of First Refusal in respect of its Shares being in the forms set out in Parts A and B of Schedule 1, respectively;
     (D) an extract from the shareholders register (vypiska iz reestra aktsionerov) of each of CJSC “NvBN” and CJSC “OBN” issued by CJSC Irkol in accordance with Applicable Law and confirming that Deutsche Bank is a custodian (nominal holder) of the Shares, free from any registered Encumbrances, dated not earlier than three Business Days before Contribution;
     (E) a statement of the Seller’s custody account (schet depo) issued by Deutsche Bank on the Contribution Date in accordance with Applicable Law and confirming the title of the Seller to the Shares, free from any registered Encumbrances;
     (F) a counterpart of the Shares transfer instruction(s) duly executed by Seller and delivered to Deutsche Bank in respect of the transfer of the Shares to Purchaser’s custody account (schet depo) with Deutsche Bank and bearing a stamp evidencing its receipt by Deutsche Bank, as well as an operation completion report (settlement confirmation/uvedomlenie o sovershennoi operatsii) issued by Deutsche Bank evidencing that the Shares were written off from the custody account (schet depo) of Seller and transferred to the custody account (schet depo) of the Purchaser both maintained by Deutsche Bank;
     (G) copy of the effective Amended Charter along with all amendments and supplements thereto issued by the respective state registration authority and bearing a stamp of such authority and evidencing that Seller is the sole shareholder in such OFS Company; and
     (H) extract from the Unified State Register of Legal Entities issued by the relevant Russian Tax Authority no more than 10 Business Days before Contribution and reflecting no amendments or supplements to the Amended Charter referred to in Section 2.03(c)(vii)(F) other than those specified in Section 1.01 in respect of such Charter or Amended Charter;
     (viii) The Tax Deed duly executed by Seller;
     (ix) A duly executed officer’s certificate of Seller certifying that the related party Contracts have been terminated in accordance with Section 5.06 (including without any penalty or compensation or Liability as set forth in Section 5.06), except as otherwise specified therein;
     (x) The Declaration of Subscription (the “Declaration of Subscription”), as set forth in Exhibit H, duly executed by Seller, by which Seller irrevocably agrees and subscribes to the Consideration Shares in the capital increase of Purchaser against contribution in kind of the Shares and the Interests corresponding with its subscription;
     (xi) Evidence reasonably satisfactory to the Register of Commerce of Zug of the Persons validly authorised to bind Seller and to execute in its name and on its behalf the Contribution Agreement and the Declaration of Subscription;
     (xii) The Restructuring DVD containing copies of the Restructuring Documents in Portable Document Format (PDF);

     (xiii) Copies of the Quarterly RAS Financial Statements (having been previously delivered to Purchaser 15 Business Days prior to Contribution);
     (xiv) The Contribution Agreement, duly executed by Seller; and
     (xv) Evidence from Seller of appointment of a process agent reasonably acceptable to Purchaser to receive on its behalf in England or Wales service of any proceedings under Section 11.09.
     (d) At Contribution, the following proceedings to be taken and all documents to be executed and delivered by Seller and Purchaser shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents deemed executed or delivered until all have been taken, executed and delivered:
     (i) Subject to Seller allowing Purchaser to first inspect the documentation referred to in Sections 2.03(c), Purchaser shall deliver to Seller the documentation referred to in Section 2.03(b); and
     (ii) Subject to performance by Purchaser of its obligation under Section 2.03(d)(i), Seller shall deliver to Purchaser the documentation referred to in Section 2.03(c).
     SECTION 2.04. Delivery of Consideration Shares; Completion.
     (a) Completion shall be held in Zug, Switzerland, or such other place(s) as required by Applicable Law or as Seller and Purchaser may mutually agree in writing, and shall be deemed to have occurred on the day that Purchaser delivers the Consideration Shares to Seller in accordance with the provisions of Section 2.04(b) (“Completion Date”).
     (b) In accordance with the terms hereof and subject to Seller’s compliance with its obligations under Section 2.03(c), expressly including the Contribution, Purchaser shall use its best efforts to deliver to Seller 24,328,006 Weatherford Shares (the “Consideration Shares”) pursuant to the provisions of this Section 2.04. Within one Business Day of the Contribution Date, Purchaser shall submit the application to the Register of Commerce of Zug for the increase of capital out of authorised capital (the “Application”) to the Register of Commerce of Zug, together with all supporting evidence required under Applicable Law, including, without limitation: (i) the resolution of the board of directors of the Purchaser regarding the use of the authorised capital, (ii) the public deed on the resolution of the board of directors of the Purchaser to increase the share capital out of authorised capital pursuant to article 652g of the CO (collectively with the resolution referred to in Section 2.04(b) (i), the “Board Resolutions”), (iii) the written report of the board of directors of the Purchaser on the authorised capital increase pursuant to article 652e CO (the “Board Report”), (iv) the audit confirmation pursuant to article 652f CO, confirming in writing that the Board Report is complete and accurate (the “Audit Report”), (v) the amended articles of association of the Purchaser (the “Amended Articles of Association”), (vi) the Stampa-declaration, (vii) the Lex-Friedrich-declaration, and (viii) the Contribution Agreement (together, the “Swiss Register Submission”). Purchaser shall deliver the Consideration Shares to Seller promptly following the registration of the increase in capital of Purchaser in an amount equal to the number of the Consideration Shares (the “Capital

Increase Registration”). Purchaser shall use its best efforts to effect the Capital Increase Registration by way of an expedited procedure (Hyperexpressverfahren). On the Business Day of the Capital Increase Registration, Purchaser shall deliver to the Seller a copy of an urgency excerpt from the Register of Commerce of Zug (Tagebuchauszug) confirming that the capital increase encompassing the Consideration Shares has been registered in the Register of Commerce of Zug. Within one Business Day of the Capital Increase Registration, Purchaser shall deliver to the Seller (A) a copy of Purchaser’s share register reflecting that Seller has been recorded as owner of the Consideration Shares and (B) Purchaser’s instruction to American Stock Transfer & Trust Company as its transfer agent, in accordance with the account credit instructions that shall have been provided by Seller to Purchaser at or before Contribution (and subject to Seller having done so), to credit the Consideration Shares to the brokerage account of Seller by crediting the Depository Trust Company account held for the benefit of the brokerage at which Seller shall have established an account and instructed the brokerage to accept delivery of the Consideration Shares, evidencing that Seller has become a shareholder in Purchaser and is owner and holder of the Consideration Shares. The Consideration Shares shall be subject to Seller’s rights and obligations under the Registration Rights Agreement.
     (c) At Completion, Purchaser shall deliver or cause to be delivered to Seller a copy of the entire Swiss Register Submission as filed with the Register of Commerce of Zug.
     (d) Completion shall not be deemed to have occurred until Seller shall have received from Purchaser each of the items specified in Section 2.04(b) and Section 2.04(c).
ARTICLE III
WARRANTIES OF SELLER
     Warranties of Seller contained in this Article III are in lieu of all other warranties provided under Applicable Law and constitute all of the warranties made by Seller in connection with the sale and purchase of the Shares and Interests and any other transactions contemplated by this Agreement. Seller warrants to Purchaser, as of the date of this Agreement and as of the Contribution Date, the statements set forth in this Article III are and will be true and correct, except as set forth on the disclosure schedule delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller’s Disclosure Schedule”):
     SECTION 3.01. Organisation and Related Matters.
     (a) Seller is duly organised and validly existing under the Laws of Cyprus and has all necessary power and authority to carry on its business as now being conducted.
     (b) Each OFS Company is duly organised and validly existing under the Laws of the Russian Federation and has all necessary power and authority to carry on the Business as now being conducted.
     (c) No OFS Company has any Subsidiary or owns any shares or other equity interests in any Person, except that CJSC “OBN” holds 650 ordinary shares, each with a nominal value of

RUR1,000, issued by OJSC “KB Sputnik”, comprising less than one percent of the charter capital of OJSC “KB Sputnik”.
     (d) None of Seller or any OFS Company is involved in, or subject to, any pending bankruptcy, liquidation, receivership, administration or similar Proceedings, whether in the jurisdiction of its incorporation or in any other jurisdiction; and none of Seller or any OFS Company (other than the fact that as of the date of this Agreement, LLC “UKRS” has net assets less than the amount required by Russian Law and Seller shall be liable under the provisions of Article VIII for any Losses resulting therefrom) is aware of any condition or threatened condition, which could reasonably be expected to lead to any of the foregoing Proceedings. As of the date of this Agreement, the same is true of each Previous Holder (other than the fact that as of the date of this Agreement, Nizhnevartovskneftegaz has net assets less than the amount required by Russian Law). As of the Contribution Date, LLC “UKRS” will have net assets no less than the minimum statutory charter capital amount required by Russian Law. None of Seller or any OFS Company has stopped, or suspended payment of, its debts generally.
     (e) Seller is a direct, wholly-owned Subsidiary of TNK-BP Parent and TNK-BP Parent is an indirect, wholly-owned Subsidiary of TNK-BP Ultimate Parent.
     SECTION 3.02. Authorisation.
     (a) Seller and each of its applicable Affiliates has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document to which such Person is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document to which Seller and each of its applicable Affiliates is a party and the consummation of the transactions contemplated hereby and thereby by Seller and its applicable Affiliates accordingly have been duly authorised by all necessary corporate action on the part of Seller and its applicable Affiliates (including any required equity holder Approval). Seller’s signatories to this Agreement or any Ancillary Agreement to which Seller is a party are duly authorised to execute and deliver this Agreement or such Ancillary Agreement on its behalf, and the signatories’ signatures, taken together, on this Agreement or such Ancillary Agreement legally bind Seller. Each of Seller’s applicable Affiliates’ signatories to any Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document to which such Affiliate is a party are duly authorised to execute and deliver such Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document on its behalf, and the signatories’ signatures, taken together, on such Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document legally bind such Affiliate.
     (b) This Agreement has been duly and validly executed and delivered and constitutes, and each Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document to which Seller or any applicable Affiliate is a party will be duly and validly executed and delivered and will constitute, the valid and binding obligation of Seller or its applicable Affiliate, enforceable against Seller or its applicable Affiliate in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium and other similar Applicable Law and equitable principles relating to or limiting creditors’ rights generally.
     SECTION 3.03. No Conflict.
     (a) Seller’s execution, delivery and performance of this Agreement and of each Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document to which it is a party, and each of Seller’s applicable Affiliates’ execution, delivery and performance of each Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document to which it is a party, and the performance of or consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of Seller’s or such applicable Affiliates’ organisational documents or any Judgment or Applicable Law; (ii) result in the imposition of any Encumbrances on the Shares or the Interests, or over the assets of any of the OFS Companies, other than Rights of First Refusal, all of which will have been waived in accordance with Applicable Law as of the Completion Date; or (iii) to Seller’s Knowledge, constitute a default, violation or breach under, or give rise to a right of termination, cancellation or acceleration of any right or obligation, or imposition of penalties under the terms of any Permit or Contract applicable to Seller, such applicable Affiliates or any of the OFS Companies, or by which they or their respective assets may be bound, in each case which would reasonably be expected to be material to the Business or the performance of any such Person’s obligations under this Agreement or any Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document to which such Person is a party or the transactions contemplated by this Agreement or such Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document.
     (b) Except for Consents or Approvals contemplated to be obtained or filings contemplated to be made prior to Completion pursuant to Section 5.02 and the FAS Approvals for the Restructuring, or as would not reasonably be expected, individually or in the aggregate, to be material to the Business or the performance of Seller’s or its applicable Affiliates’ obligations under this Agreement or any Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document to which it is a party or the transactions contemplated by this Agreement or such Ancillary Agreement and, at the time of its use or delivery, each Restructuring Document, the execution and delivery of this Agreement and the relevant Ancillary Agreements and, at the time of its use or delivery, each Restructuring Document by Seller and its applicable Affiliates and the performance of this Agreement and the relevant Ancillary Agreements and, at the time of its use or delivery, each Restructuring Document by Seller and its applicable Affiliates (including the sale and transfer of the Shares and Interests) will not require any Consent by, Approval of, notice to, or filing with any third party or Governmental Entity.
     (c) The OFS Companies do not carry out strategic activities as defined by Article 6 of the Strategic Companies Law. Accordingly, the transactions contemplated by this Agreement are not subject to the preliminary Approval under the Strategic Companies Law.
     (d) For purposes of Sections 3.02, 3.03 and 3.04, the time of use or delivery of each Restructuring Document (with the exception of supplements and addendums to the respective agreements between Seller and the Previous Holders contemplated by Section 5.20(a)) shall be no later than immediately prior to Contribution.
     SECTION 3.04. Title to the Shares and/or Interests; Restructuring.
     (a) Each Previous Holder currently is, and on the Contribution Date Seller will be, the sole owner, beneficially and of record, and will have good and valid title to the Shares and/or Interests set forth in Schedule 1, free of any and all Encumbrances except for the Rights of First Refusal, all of which will have been waived in accordance with Applicable Law as of the Contribution Date. The Shares and Interests constitute the only outstanding equity interests or other interests or rights convertible into equity of the OFS Companies and are validly issued, fully and timely paid up and non-assessable in accordance with Applicable Law of the Russian Federation. Upon Contribution Purchaser will become legal and beneficial owner of all equity interests in the OFS Companies, free and clear of any Encumbrances (other than Rights of First Refusal, all of which will have been waived in accordance with Applicable Law as of the Contribution Date, and any Encumbrances created by or through Purchaser that shall take effect at or following Completion).
     (b) Subject to Approval of the Restructuring by the FAS, prior to the Contribution Date, (i) Seller will complete the Restructuring after the payment of any dividends permitted by Section 5.16, (ii) the Restructuring and all actions contemplated or carried out thereby (including the preparation, execution and delivery of all documents necessary or required thereby, the performance of obligations thereunder and the making of all filings or receipt of all necessary or appropriate Permits, Consents, Approvals or Government Authorisations) will have been done in compliance with Applicable Law and without creating any Liability (including for Taxes) for any OFS Company or the Business that would survive the Contribution, and (iii) the values assigned to the Shares and Interests (whether explicit or implicit) to effect the Restructuring (or any part thereof) will be consistent with the values assigned to the OFS Companies for purposes of the Allocation, in each case as contemplated by Section 5.20.
     (c) None of Seller, any Previous Holder or any OFS Company is bound or obligated, by Contract or otherwise, to issue, transfer or modify any securities of any OFS Company. No Person has any right to acquire any securities of any OFS Company, except as set forth in this Agreement and except for the Rights of First Refusal, all of which Rights of First Refusal will have been waived in accordance with Applicable Law as of the Contribution Date.
     (d) There is no Proceeding in existence or, to Seller’s Knowledge, threatened against Seller or any Previous Holder in respect of the Shares and/or Interests or entitlement to transfer them.
     (e) No Person (other than the Previous Holders until completion of the Restructuring), with the exception of Seller, has any right to distributions arising out of the profit or reserves of any OFS Company under the Shares and/or Interests.
     (f) The transfer of the Shares and the Interests by Seller to Purchaser shall be made in compliance with Applicable Law of the Russian Federation.

     SECTION 3.05. Disclosure. To Seller’s Knowledge, the materials in the VDR are true, accurate and, in all respects material to the warranties provided in this Article III, complete. To Seller’s Knowledge, the contents of the VDR fairly represent the facts and circumstances applicable to the relevant OFS Company and the Business (other than general economic or industry conditions that do not affect any OFS Company or the Business uniquely) other than omissions that would not reasonably be expected to be material to the title to the Shares and Interests, any OFS Company or the Business.
     SECTION 3.06. Financial Statements.
     (a) The Financial Statements are (i) consistent with the books and records of the OFS Companies and (ii) in accordance with the accounting standards that are the basis of their preparation consistently applied throughout the periods involved. The Monthly Management Accounts have been correctly extracted from the accounting data used for preparation of the TNK-BP Consolidated Financial Statements prepared in accordance with US GAAP.
     (b) The Annual Combined Financial Statements present fairly in all material respects the combined financial position, changes in equity, results of operations and cash flows of the OFS Companies as of the date that they were drawn and of their combined financial performance for the financial period indicated therein in accordance with IFRS.
     (c) The RAS Financial Statements present fairly in all material respects the financial position, changes in equity, results of operations and cash flows of each OFS Company as of the date that they were drawn and of their financial performance for the financial period indicated therein in accordance with RAS.
     (d) The Semi-Annual Combined Financial Statements, which are subject to recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the 2007 Balance Sheet, present fairly in all material respects the combined financial position, changes in equity, results of operations and cash flows of the OFS Companies as of the date that they were drawn and of their combined financial performance for the financial period indicated therein in accordance with IFRS.
     (e) The Quarterly RAS Financial Statements, which are subject to recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the 2008 Balance Sheet, when delivered pursuant to this Agreement will present fairly in all material respects the financial position, changes in equity, results of operations and cash flows of the OFS Companies as of the date that they were drawn and of their combined financial performance for the financial period indicated therein in accordance with RAS.
     (f) No financial statements of any Person other than any OFS Company are required to be included in the Financial Statements. Complete and correct copies of the Financial Statements (other than the Quarterly Combined Financial Statements) are attached hereto as Exhibit G.

     SECTION 3.07. Book and Records; Financial Matters.
     (a) The accounting books, corporate resolutions, minute books and records relating to employees of the OFS Companies are accurate and, in all material respects, complete and at the time of Completion all such books and records will be in the possession of the respective OFS Companies.
     (b) Section 3.07(b) of the Seller’s Disclosure Schedule sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which any OFS Company has an account, deposit, safe-deposit box, line of credit or other loan facility in each case above 100,000 USD or its equivalent in any other currency and the names of all Persons authorised to draw or borrow thereon or to obtain access thereto.
     (c) All dividends and distributions declared, made or paid by each OFS Company at any time were, when declared, made or paid in accordance with Applicable Laws and the constitutional documents of such OFS Company and such dividends would not cause or create any circumstances giving rise to any bankruptcy, liquidation, receivership, administration or similar Proceedings.
     (d) Purchaser shall receive the Business free from any Indebtedness, other than Indebtedness between or among the OFS Companies, accounts payable and other balances included within actual Working Capital.
     SECTION 3.08. No Undisclosed Liabilities. None of the OFS Companies has any material Liabilities other than the material Liabilities disclosed in Section 3.08 of Seller’s Disclosure Schedule, Liabilities provided for in the 2008 Balance Sheet or trade payables incurred for value received in the Ordinary Course since the date of the 2008 Balance Sheet.
     SECTION 3.09. Absence of Certain Changes and Events. Except for the Restructuring and the transactions described in Section 5.01, since the date of the 2008 Balance Sheet the OFS Companies have conducted the Business in the Ordinary Course, and there has not been any:
     (a) reorganisation or liquidation of any OFS Company;
     (b) Material Adverse Effect;
     (c) dividend, bonus (other than bonuses granted in the Ordinary Course) or other distribution declared, paid or made by any OFS Company, other than as provided in Section 5.16;
     (d) resolution of the shareholders or participants, as applicable, passed by any OFS Company or any shareholder of any OFS Company (whether in general meeting or otherwise) other than in the Ordinary Course or in connection with the Amended Charters or as provided in Sections 5.16;
     (e) amendment or authorisation of any amendment to any Charter (other than the Amended Charters);

     (f) change in the capitalisation (including issue of new share capital and increase of charter capital) of any OFS Company or change in the debt structure of any OFS Company inconsistent with the transactions contemplated by this Agreement;
     (g) sale, lease, or other disposition of, or any damage to, destruction of or Encumbrance on, any of its properties or assets of value greater than 100,000 USD in the aggregate other than transactions among the OFS Companies and asset disposals in the Ordinary Course;
     (h) acquisition by any business or Person of any properties or assets of the Business that are material to the Business in the aggregate;
     (i) entry into, modification, or termination of, or receipt of notice of cancellation or termination of, any Contract (or series of related Contracts) of any OFS Company, that involves a total remaining commitment by or to any OFS Company of at least 100,000 USD or its equivalent in any other currency or that would otherwise be material to the Business, other than any transaction among the OFS Companies, or any Permit;
     (j) settlement or compromise of any material Proceeding; or
     (k) except as required by Law or in the Ordinary Course, adoption, entry into, termination or amendment of any employment, severance or similar Contract, or changes to any compensation or benefits of any director, officer, employee or consultant or other independent contractor.
     SECTION 3.10. Assets.
     (a) Each OFS Company has valid title to, or in the case of leased properties and assets, valid leasehold interests in, all properties and assets, tangible or intangible, used in or necessary for any OFS Company or for the conduct and operation of the Business as currently being conducted or operated, free and clear of any Encumbrances (other than any Encumbrance in favour of another OFS Company). Each OFS Company owns or leases all tangible assets necessary to conduct its Business and all such assets are freely transferable subject only to compliance with regulatory requirements of Applicable Law triggered solely by such transfer. Each such tangible asset necessary to operate the Business as currently conducted is in reasonable operating condition and repair, ordinary tear and wear excepted, suitable for the purposes for which it is being used and is maintained in accordance with normal industry practice in the Russian Federation. The OFS Companies continue to hold all assets of the OFS Companies held as of the date of the 2008 Balance Sheet, or which were acquired by or have become due to the OFS Companies since such date (except for any sale, lease, or other disposition of, or any damage to, destruction of or Encumbrance on, any of properties or assets of value equal or less than 100,000 USD in the aggregate, transactions among the OFS Companies performed in compliance with Applicable Law and asset disposals in the Ordinary Course, none of which are material to any OFS Company or the Business).
     (b) The list of the drilling and workover rigs owned or operated by the OFS Companies and/or used in the Business as currently conducted set forth on Schedule 4 hereto is true, and in all respects material to the Business, complete. All drilling and workover rigs are free from any Encumbrances (other than any Encumbrance in favour of another OFS Company), are owned or leased by the OFS Companies, are freely transferable subject only to compliance with regulatory requirements of Applicable Law triggered solely by such transfer, and except as indicated on Schedule 4, are in reasonable operating condition and repair, ordinary tear and wear excepted, are suitable for the purposes for which they are being used and are maintained in accordance with normal industry practice in the Russian Federation.
     (c) To Seller’s Knowledge, the assets of the OFS Companies owned or operated by the OFS Companies and/or used in the Business as currently conducted meet applicable standards under Environmental Law, except where failure to meet such standards would not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.11. Real Property.
     (a) Section 3.11(a) of Seller’s Disclosure Schedule sets forth an accurate and in all material respects complete list by street address, total area, registered Encumbrances (if any) and current owner of all real property owned or used (other than Leased Real Property) by any OFS Company (the “Owned Real Property”). The OFS Company owner reflected in the Seller’s Disclosure Schedule has good and marketable title in fee simple to each parcel of Owned Real Property, free and clear of any Encumbrance, except for Encumbrances established in favour of another OFS Company, or any easement, servitude, right of access, right of way, right of passage, limitation on designated use or assigned category or relating to common utilities or public infrastructure or necessary for normal maintenance, including those pertaining to electricity and communications cables, power transmission, gas or heating pipelines, sewerage, water supplies, cultural, scientific, aesthetic and historical heritage, sanitary, health and safety, environment protection, zoning, building and the disabled, none of which materially adversely affect (i) the ownership or use of the property by any OFS Company or (ii) the conduct of the Business, in each case, in the Ordinary Course.
     (b) To Seller’s Knowledge, Section 3.11(b) of Seller’s Disclosure Schedule sets forth an accurate and in all material respects complete description of all real property that is leased or otherwise occupied by the OFS Companies (the “Leased Real Property”). The OFS Company lessee reflected in the Seller’s Disclosure Schedule has a valid leasehold interest in each parcel of Leased Real Property, free and clear of any Encumbrance, except for any easement, servitude, right of access, right of way, right of passage, limitation on designated use or assigned category or relating to common utilities or public infrastructure or necessary for normal maintenance, including those pertaining to electricity and communications cables, power transmission, gas or heating pipelines, sewerage, water supplies, cultural, scientific, aesthetic and historical heritage, sanitary, health and safety, environment protection, zoning, building and the disabled, none of which materially adversely affect (i) the use of the property by any OFS Company or (ii) the conduct of the Business, in each case, in the Ordinary Course.
     (c) The OFS Companies use real property necessary to operate the Business as currently conducted in compliance with requirements of Applicable Law of the Russian Federation, except where failure to comply with such requirements would not reasonably be expected to have a Material Adverse Effect. The Owned Real Property and Leased Real

Property constitute all material real property necessary for the conduct or operation of the Business as currently conducted or operated by the OFS Companies.
     SECTION 3.12. Intellectual Property. To Seller’s Knowledge, the OFS Companies own or otherwise possess adequate rights to use all material Intellectual Property regarding the drilling and workover rigs set forth on Schedule 4 or otherwise material to the Business. The OFS Companies’ use or license of such Intellectual Property in the Business as currently conducted does not infringe upon any rights any other Person owns or holds in any material respect.
     SECTION 3.13. Contracts.
     (a) Section 3.13 of Seller’s Disclosure Schedule sets forth an accurate and complete list of each material Contract (or group of related Contracts) that has not expired or been terminated to which any OFS Company is a party or by which any OFS Company remains obligated, by which such OFS Company or any of their respective properties or assets is bound or affected or pursuant to which such OFS Company is an obligor or a beneficiary, which:
     (i) is for the purchase, sale or lease of materials, supplies, goods, services, equipment (including rigs) or other assets, the performance of which extends over a period of one year or more or that otherwise involves an amount or value in amounts greater than 20,000,000 RUR other than any transaction between such OFS Company and another OFS Company;
     (ii) is for capital expenditures in amounts greater than 20,000,000 RUR;
     (iii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness greater than 100,000 USD or its equivalent in any other currency, other than accounts receivables and payables in the Ordinary Course;
     (iv) is for the employment of, or receipt of any services from, any director or officer of such OFS Company or any other physical Person on a full-time, part-time, consulting or other basis providing annual compensation in any amount greater than 100,000 USD or its equivalent in any other currency;
     (v) provides for a loan or advance of any amount to any director or officer of such OFS Company, other than advances for travel and other appropriate business expenses in the Ordinary Course;
     (vi) contains any covenant limiting the right of such OFS Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any “most favoured nations” or similar rights or otherwise prohibiting or limiting the right of such OFS Company to conduct the Business;
     (vii) is a written warranty, guarantee, surety or other similar undertaking with respect to contractual performance extended by any OFS Company other than in the

Ordinary Course; samples of any OFS Company standard warranty, guarantee or other similar undertaking are attached as Section 3.13(a) of Seller’s Disclosure Schedule;
     (viii) entered into with any union or trade or other labour organisation and any collective bargaining agreement;
     (ix) is a settlement agreement with respect to any pending or threatened Proceeding entered into within three years prior to the date of this Agreement that is material to the Business;
     (x) was entered into other than in the Ordinary Course and involves obligations in any amount greater than 100,000 USD or its equivalent in any other currency other than as provided under Section 5.25;
     (xi) has been entered into with any member of the TNK-BP Group (other than any OFS Company) that will survive Completion pursuant to Section 5.06, other than as provided under Section 5.25; or
     (xii) is otherwise material to the Business or Liabilities of such OFS Company or under which the consequences of a default or termination could be material to the Business.
     (b) With respect to each Contract set forth in Section 3.13 of Seller’s Disclosure Schedule:
     (i) the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms;
     (ii) each OFS Company and, to any Seller’s Knowledge, the other parties to the Contract have performed in all material respects their respective obligations required to be performed under the Contract; and
     (iii) to Seller’s Knowledge, no party to the Contract is in material breach or default under the Contract, the Contract is not under negotiation (nor has written demand for any renegotiation been made), and no party has repudiated the Contract.
     (c) To Seller’s Knowledge, there are no Contracts that have not expired or been terminated to which any OFS Company is a party or by which any OFS Company remains obligated involving any amount greater than 20,000,000 RUR other than those that were made available in the VDR.
     SECTION 3.14. Tax Matters.
     (a) Each OFS Company has duly filed all Tax Returns (as required by Applicable Law) and provided all information required or requested to be delivered to any appropriate Tax Authority in respect of fiscal years ended December 31, 2006, December 31, 2007, December 31, 2008 and complete fiscal year quarters thereafter. All such Tax Returns and information remain correct and complete in all material respects under Applicable Law and none is the subject of any material dispute by or with any Tax Authority.
     (b) Any amendment made by any OFS Company to any Tax Return was properly and punctually made.
     (c) Each OFS Company has kept all records required by Applicable Law and required to substantiate any position it has taken in relation to Taxes or to calculate any Tax Liability or its entitlement to claim any relief from Tax Liabilities.
     (d) To the extent required by Applicable Law, each OFS Company has properly and punctually submitted to the relevant Tax Authorities all claims and disclaimers which have been assumed to have been made for the purposes of computing any provision or reserve for Tax (including deferred Tax) included in the Financial Statements.
     (e) All payments made by any OFS Company in respect of fiscal years ended December 31, 2006, December 31, 2007, December 31, 2008 and complete fiscal year quarters thereafter, which were required to have been made by way of withholding of Tax, have been so made and, where required, proper documentation has been retained by the OFS Company to support any exemptions from withholding Tax.
     (f) No Tax Authority has agreed to operate any special arrangement in relation to any OFS Company other than an arrangement, which is wholly in accordance with a strict interpretation of Applicable Law, published statements of practice or published extra-statutory concessions of a relevant Tax Authority. No OFS Company has availed itself of any special Tax holidays or exceptions from Tax.
     (g) Each OFS Company has complied in all material respects with all notices served on it by any Tax Authority in respect of fiscal years ended December 31, 2006, December 31, 2007, December 31, 2008 and complete fiscal year quarters thereafter.
     (h) Each OFS Company has paid all Tax which it has become liable to pay in respect of fiscal years ended December 31, 2006, December 31, 2007, December 31, 2008 and complete fiscal year quarters ended thereafter and it has not paid or become liable to pay any material penalty, fine, surcharge or interest in respect of Tax in respect of those periods.
     (i) No OFS Company has any material outstanding audits or disputes with any Tax Authority or is a party to any pending claims either at an administration level with any Tax Authority or in any court of Law with any Tax Authority.
     (j) No OFS Company has, in the period of six years prior to the date of this Agreement, been liable to Tax in any jurisdiction other than the Russian Federation.
     (k) No OFS Company is a party to any agreement with any Person (other than another OFS Company) related to the sharing, allocation or indemnification of Taxes, or any similar Contract, or has any Liability for Taxes of any Person as a transferee or successor, by Contract or otherwise.

     (l) To Seller’s Knowledge, no OFS Company has entered into any transaction or arrangement in respect of which any Tax Authority would, as a result of court litigations, be able to impose additional Taxes based on applicable transfer pricing rules (including under Article 40 of the Russian Tax Code).
     (m) No OFS Company has adjusted or been required to adjust, and to Seller’s Knowledge, no OFS Company would be required to adjust for Tax purposes the actual provision that has been made with respect to any transaction or series of transactions as is referred to in the Russian Tax Code (including, without limitation, under Articles 40, 45, 250 and 269 of the Russian Tax Code) as a result of court litigations in respect of those provisions.
     (n) Each OFS Company has properly accounted for any supplies that have been made to it to which the provisions of Article 161 of the Russian Tax Code (reverse charge value added Tax on supplies received from abroad) apply.
     (o) All Taxes, import duties and other charges payable to any Tax Authority upon the importation of goods and all excise duties payable to any Tax Authority in respect of any assets (including trading stock) imported or owned by any OFS Company have been paid in full.
     (p) To the extent that any OFS Company has claimed a refund of value added Tax on exports, such OFS Company has properly complied with the legal requirements for claiming such refund.
     (q) Each OFS Company has properly withheld Taxes on payments to individuals, either as employees or under contractor agreements and has properly paid all Russian payroll Taxes and contributions, including the Russian Unified Social Tax, the Contribution to the Russian State Pension Fund and the Contribution to the Russian Social Insurance Fund for Labour Accidents, and reported payroll Taxes and contributions in each country in which it is obliged to report them. No payments to individuals acting in the capacity as an employee of any OFS Company have been incorrectly characterised as a payment to a registered individual entrepreneur.
     (r) No OFS Company has entered into or been a party to any scheme or arrangement which has no commercial purpose or of which the main purpose, or one of the main purposes, was the avoidance of a Liability to Tax.
     SECTION 3.15. Employment and Labour Matters.
     (a) Except as otherwise prohibited under the Laws of the Russian Federation relating to employee data protection and privacy, the VDR includes an accurate and complete list of all employees of the OFS Companies as of the date of this Agreement, along with the position, date of hire, salary and service credited for purposes of vesting and eligibility to participate under any benefit plans with respect to such Persons. Except as otherwise prohibited under the Laws of the Russian Federation relating to employee data protection and privacy, such list will be updated and provided to Purchaser as of the Contribution Date. The OFS Companies have all sufficient and appropriate personnel in all material respects required to conduct the Business in the Ordinary Course.

     (b) Each OFS Company in all material respects is duly performing and has within the last two years duly performed its obligations to its current and/or former employees under all applicable agreements and/or Laws. There is no existing or, to Seller’s Knowledge, threatened or pending collective or material individual labour dispute between any OFS Company and its current and/or former employees and/or their legal successors and/or relatives/dependants.
     SECTION 3.16. Compliance with Law.
     (a) Each of the OFS Companies, Previous Holders and Seller (only with respect to the Business) is and has at all times in the last five years been in compliance in all material respects with any Applicable Law, Judgments and Governmental Authorisations applicable to the OFS Companies or to the conduct of the Business or the ownership or use of any of the OFS Companies’ properties or assets or, in the case of the Previous Holders and Seller, the Shares or Interests. No OFS Company has received at any time since January 1, 2005 any notice or other communication from any Governmental Entity or any other Person regarding any actual, alleged or potential material violation of, or failure to comply in any material respect with, any Applicable Law or Judgment or Governmental Authorisation, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorisation, or any actual, alleged or potential material obligation on the part of such OFS Company or with respect to the Business to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in excess of 100,000 USD or its equivalent in any other currency.
     (b) Section 3.16(b) of Seller’s Disclosure Schedule sets forth an accurate and complete list of all material Governmental Authorisations currently held by each OFS Company or that otherwise relates to the Business, all of which are valid and in full force and effect. The Governmental Authorisations set forth in Section 3.16(b) of Seller’s Disclosure Schedule collectively constitute all of the material Governmental Authorisations necessary to permit the conduct of the Business lawfully in the manner in which the Business is currently conducted and to permit the OFS Companies to own and use their assets in the manner in which they currently own and use such assets.
     (c) Section 3.16(c) of Seller’s Disclosure Schedule sets forth an accurate and complete list to Seller’s Knowledge of all Judgments to which any (i) OFS Company, or any of the properties or assets owned or used by such OFS Company, is currently subject and (ii) any Previous Holder or Seller is subject that could affect the Shares and/or Interests or the transactions contemplated by this Agreement. No director, officer or employee of any OFS Company is currently subject to any Judgment that prohibits such director, officer or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
     (d) None of the OFS Companies nor any of their respective officers, directors, employees, participants or shareholders (including the Previous Holders) or agents has directly or indirectly through a third-party intermediary (i) paid, offered, given, promised to pay or authorised the payment of any funds or other things of value to any (A) officer or employee of any Governmental Entity, (B) any Person acting for or on behalf of any Governmental Entity, (C) any candidate for Russian political office, or (D) any agent or other Person engaging in any of the above-described activities at the suggestion, request, direction or for the benefit of any of the above-described Persons, or (ii) made any bribe, unlawful or illegal rebate, payoff, influence payment, kickback or other unlawful payment or made any other payment of a similar or comparable nature, to any Person, regardless of the form, whether in money, property or services, to obtain favourable treatment in securing business or to obtain special concessions or to pay for favourable treatment for business secured or for special concessions already obtained.
     (e) Each OFS Company currently keeps, and has kept at all times in the last three full fiscal years, books and records of the Business that in all material respects accurately reflect the transactions and assets of the Business, and each OFS Company currently maintains a system of internal accounting controls and policies and procedures that ensures that all expenditures are captured and accurately in all material respects reflected on the books and records of the Business.
     (f) None of the OFS Companies nor any director, officer, employee, auditor or accountant of the OFS Companies, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the OFS Companies or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the OFS Companies have engaged in improper accounting or auditing practices.
     (g) To Seller’s Knowledge, none of the OFS Companies (or any Person acting on behalf of any of the foregoing, including with respect to the Business) has, directly or indirectly through a third-party intermediary, entered into Contracts or other commitments that remain in effect, in part or in whole, as of the date of this Agreement and that contain provisions reflecting participation in or cooperation with the Arab League boycott of Israel.
     (h) None of the OFS Companies is (nor are Seller or any Previous Holder or any of their respective Affiliates, in a way that could have any effect on the Business) engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from Cuba, Iran, Sudan, Syria, or North Korea (the “Certain Countries”) or are a party to, or have any interest in, any franchise, licence or management agreement with any Person, either public or private, in the Certain Countries or are a party to any investment, deposit, loan, borrowing or credit arrangement or involved in any other financial dealings, with any Person, either public or private, in the Certain Countries.
     (i) During the last five years, all exports, re-exports, sales or transfers of products or services of the OFS Companies or relating to the Business have been effected in accordance with Applicable Law in all material respects, including anti-corruption, currency control, customs, export control, trade sanctions, anti-terrorism and anti-boycott Laws. All products shipped by the OFS Companies or with respect to the Business (including for the benefit of the OFS Companies by any of its Affiliates) have been accurately marked, labelled and transported in all material respects in accordance with Applicable Law.
     (j) To Seller’s Knowledge, none of the OFS Companies are currently under actual or threatened investigation, or being audited, by any Governmental Entity. Seller has disclosed to Purchaser all information, including voluntary disclosures, internal and external memoranda and reports, on any investigation, audit or review conducted of or by the OFS Companies related to compliance with Applicable Law and regulations relating to anti-corruption, export controls and sanctions, customs or anti-boycott. None of the OFS Companies has received at any time during the last five years any written notice or other communication from any Governmental Entity regarding any actual, alleged or potential material violation of, or material failure to comply with, any Applicable Law or Judgment or Governmental Authorisation, or any actual, alleged or potential material obligation on the part of such company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in excess of 100,000 USD or its equivalent in any other currency.
     (k) To Seller’s Knowledge, Seller has in good faith provided Purchaser with complete and accurate information about the OFS Companies’ and the Business’ import and export activities, as well as any anti-corruption and anti-boycott compliance efforts, including, without limitation, all policies and procedures, manuals, copies of export licences, Permits and authorisations, and other materials related to its internal compliance programs and systems, as well as information related to any known or suspected compliance issues that could result in prospective Liability. To Seller’s Knowledge, as of the date hereof, the OFS Companies and the Business are in material compliance with all such policies, procedures, compliance programs and systems.
     (l) To Seller’s Knowledge, Seller has in good faith provided Purchaser with, in all material respects complete and accurate information about any payments made by the OFS Companies, or by any other Person for the benefit of the Business, including amounts over the past five years to any political party or official thereof, or to any candidate for political office in the Russian Federation.
     (m) Other than as described in the second sentence of this Section 3.16(m), the Business is conducted solely in the Russian Federation, and the OFS Companies do not have, and in the last five years have not had, any operations or activities outside of or with Persons outside of the Russian Federation, including no relationships with customers, suppliers or agents outside the Russian Federation. Any limited activities for the benefit of the Business or the OFS Companies outside of the Russian Federation were conducted solely by Seller, the Previous Holders or their Affiliates (excluding the OFS Companies) and were carried out in accordance with Applicable Law and create no Liability for any OFS Company.
     (n) All information and documents submitted by Seller or its Affiliates to FAS in relation to the transactions contemplated by this Agreement are (or will be at the time of submission) true, complete and correct and comply (or will comply at the time of submission) in all material respects with Applicable Law.
     (o) All information provided to Purchaser by Seller on all Forms MA-1, attached hereto as Exhibit F, is complete and accurate in all material respects.
     SECTION 3.17. Legal Proceedings. None of the OFS Companies is at the date of this Agreement involved or engaged, whether as plaintiff, defendant or other party, in any Proceeding, prosecution or enquiry which would reasonably be expected to (a) affect any Previous Holder’s or Seller’s title to the Shares and Interests or the Business or any OFS

Company’s properties or assets or (b) have a Material Adverse Effect (for purposes of this Section 3.17 only, the “Litigation”) (other than as claimant in the collection of debts arising in the Ordinary Course) and no such Litigation is at the date of this Agreement pending or, to Seller’s Knowledge, threatened by or against any OFS Companies.
     SECTION 3.18. Investment in Consideration Shares.
     (a) Seller is an “Accredited Investor” (as defined in Rule 501 of Regulation D under the Securities Act).
     (b) In evaluating the suitability of an investment in the Consideration Shares, neither Seller nor any of its Affiliates has been furnished with, or has relied upon, any representations or other information (whether oral or written) other than as expressly set forth in this Agreement and the Weatherford SEC Reports. Neither Purchaser nor any of its Subsidiaries has furnished to Seller or any of its Affiliates, and Seller nor any of its Affiliates has relied upon, any advice or other consultation from Purchaser or any of its Subsidiaries directly regarding the suitability of an investment in Purchaser, including with regard to any tax treatment of the transactions contemplated in this Agreement. Neither Seller nor any of its Affiliates has relied on any projections from Purchaser or any of its Subsidiaries in making an investment decision with respect to the Consideration Shares.
     (c) Seller has discussed with its professional legal, tax and financial advisors, to the extent it deemed appropriate, the suitability of the investment in Purchaser for its particular tax and financial situation.
     SECTION 3.19. No Brokers or Finders. Other than UBS Limited, no agent, broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (other than in conjunction with the delivery of the Consideration Shares via the brokerage arrangement as contemplated by Section 2.04(b) and the post-Completion sale, transfer, pledge or other disposition by Seller or any Eligible Seller of the Consideration Shares and any Weatherford Shares issued pursuant to Section 5.15) is or will be entitled to any brokerage or finder’s or similar fee or other commission payable by any Party as a result of this Agreement or such transactions.
ARTICLE IV
WARRANTIES OF PURCHASER AND WEATHERFORD BERMUDA
     The warranties of Purchaser and Weatherford Bermuda contained in this Article IV are in lieu of all other warranties provided under Applicable Law and constitute all of the warranties made by Purchaser and Weatherford Bermuda in connection with the transactions contemplated by this Agreement. Purchaser warrants to Seller that as of the date of this Agreement, as of the Contribution Date and as of the Completion Date, the statements set forth in this Article IV are and will be true and correct, except as otherwise disclosed herein:

     SECTION 4.01. Organisation and Related Matters.
     (a) Each of Purchaser and Weatherford Bermuda is duly organised and validly existing under the Laws of its jurisdiction of organisation and has all necessary power and authority to carry on its business as now being conducted.
     (b) Neither Purchaser nor Weatherford Bermuda is involved in, or subject to, any pending bankruptcy, liquidation, receivership, administration or similar Proceedings, whether in the jurisdiction of its incorporation or in any other jurisdiction; and neither Purchaser nor Weatherford Bermuda is aware of any condition or threatened condition, which could reasonably be expected to lead to any of the foregoing Proceedings. Neither Purchaser nor Weatherford Bermuda has stopped, or suspended payment of, its debts generally.
     (c) Weatherford Bermuda is a direct, wholly-owned Subsidiary of Purchaser, and Purchaser is the ultimate and sole beneficial owner of Weatherford Bermuda.
     SECTION 4.02. Authorisations.
     (a) Each of Purchaser and Weatherford Bermuda has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby by Purchaser and Weatherford Bermuda accordingly have been duly authorised by all necessary corporate action on the part of accordingly Purchaser and Weatherford Bermuda (including in each case any required equity holder Approval). Purchaser’s signatories to this Agreement or any Ancillary Agreement to which Purchaser is a party are duly authorised to execute and deliver this Agreement or such Ancillary Agreement on its behalf, and the signatories’ signatures, taken together, on this Agreement or such Ancillary Agreement legally bind Purchaser. Weatherford Bermuda’s signatories to this Agreement are duly authorised to execute and deliver this Agreement on its behalf, and the signatories’ signatures, taken together, on this Agreement legally bind Weatherford Bermuda.
     (b) This Agreement has been duly and validly executed and delivered and constitutes, and each Ancillary Agreement to which any of Purchaser or Weatherford Bermuda is a party will be duly and validly executed and delivered and will constitute, the valid and binding obligation of accordingly Purchaser and Weatherford Bermuda, enforceable against Purchaser or Weatherford Bermuda accordingly in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.
     SECTION 4.03. No Conflict.
     (a) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by accordingly Purchaser and Weatherford Bermuda and the consummation of the transactions contemplated hereby and thereby by accordingly Purchaser and Weatherford Bermuda do not and will not (i) violate or conflict with any provision of Purchaser’s or Weatherford Bermuda’s organisational documents or any Judgment or Applicable

Law, (ii) result in the imposition of any Encumbrances on the Consideration Shares, or (iii) constitute a default, violation or breach under, or give rise to a right of termination, cancellation or acceleration of any right or obligation, under the terms of any Permit or Contract applicable to Purchaser or Weatherford Bermuda or by which assets of Purchaser or Weatherford Bermuda may be bound, which would reasonably be expected to be material to performance by Purchaser and Weatherford Bermuda of their obligations under this Agreement and each Ancillary Agreement to which any of them is a party.
     (b) Except for the Consents or Approvals contemplated to be obtained or filings contemplated to be made prior to Completion pursuant to Section 5.02 or after Completion pursuant to the Registration Rights Agreement, or as would not reasonable be expected, individually or in the aggregate, to materially and adversely affect performance of obligations by Purchaser and Weatherford Bermuda contemplated hereby and under each Ancillary Agreement to which any of them is a party, the execution and delivery of this Agreement and each such Ancillary Agreement by Purchaser and Weatherford Bermuda and the performance by Purchaser and Weatherford Bermuda of their obligations under this Agreement and each Ancillary Agreement to which any of them is a party (including the purchase of the Shares and Interests and sale of the Consideration Shares) will not require any Consent by, Approval of, notice to, or filing with any third party or Governmental Entity.
     SECTION 4.04. Financing; Legal Proceedings.
     (a) On or prior to Completion, Purchaser has sufficient funds, or has obtained binding commitments from reputable banks and/or other financial institutions to provide all of the financing required for the transactions contemplated hereby (which commitments do not contain any conditions that would impair the ability of Purchaser to perform its obligations hereunder).
     (b) Weatherford Bermuda is a Creditworthy Entity.
     (c) There is no Judgment or Action outstanding, pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser or Weatherford Bermuda that, individually or when aggregated with one or more other Judgments or Actions, may impede Purchaser or Weatherford Bermuda from performing their obligations under this Agreement.
     SECTION 4.05. Access to Information. Purchaser acknowledges that Purchaser and its agents and representatives have had sufficient access to information in respect of Seller, the Previous Holders, the OFS Companies and the Business to enable Purchaser to enter into this Agreement; by which acknowledgment Purchaser does not waive any Claims under this Agreement.
     SECTION 4.06. Capitalisation. As of the date of this Agreement, the registered share capital of Purchaser amounted to CHF 845,487,611.96, divided into 728,868,631 Weatherford Shares (including approximately 41,000,000 Weatherford Shares held in treasury by Purchaser or its Subsidiaries). In addition, Purchaser has (a) an authorised capital of CHF 422,743,805.40 consisting of 364,434,315 shares with a par value of CHF 1.16 each reserved for further issuance for the purpose of, inter alia, the acquisition of enterprises and (b) a conditional capital of CHF 422,743,805.40 consisting of 364,434,315 shares with a par value of CHF 1.16 each reserved for further issuance pursuant to stock options, restricted stock, stock incentive rights, warrants, conversion rights and other similar rights. Upon receipt of the Shares and the Interests pursuant to this Agreement and the subsequent issuance of the Consideration Shares in accordance with Section 2.04, the Consideration Shares will be duly authorised, validly and timely issued, fully paid, freely transferable (subject to compliance with U.S. securities Laws), free and clear of all Encumbrances (other than pre-emptive rights (Bezugsrechte) that Purchaser’s Board of Directors is authorised to limit or withdraw on the basis of Purchaser’s Articles of Association) and will, when issued to Seller, be registered or exempt from registration under the Securities Act and the Exchange Act and authorised for listing on the New York Stock Exchange. Upon Completion Seller will become legal and beneficial owner of the Consideration Shares, free and clear of any Encumbrances (other than any Encumbrances created by or through Seller that shall take effect following Completion or pre-emptive rights (Bezugsrechte) that Purchaser’s Board of Directors is authorised to limit or withdraw on the basis of Purchaser’s Articles of Association). The transfer of the Consideration Shares by Purchaser to Seller shall be made in accordance with Applicable Law.
     SECTION 4.07. SEC Filings; Financial Statements.
     (a) The Weatherford SEC Reports include all forms, reports and documents required to be filed by Purchaser with the SEC. The Weatherford SEC Reports (after giving effect to all amendments thereto) were prepared in all material respects in accordance with the requirements of the Exchange Act, as the case may be, and the rules and regulations thereunder. The Weatherford SEC Reports including, without limitation, any financial statements included or incorporated by reference therein, at the time filed, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (b) The consolidated financial statements of Purchaser included (or incorporated by reference) in the Weatherford SEC Reports comply, as applicable, in all material respects with Regulation S-X and present fairly in all material respects the financial position, results of operations and cash flows of Purchaser and its consolidated Subsidiaries at the dates and for the periods indicated and the statements of operations, shareholders’ equity and cash flows of Purchaser and its consolidated Subsidiaries for the periods specified included therein were all prepared in conformity with generally accepted accounting principles (subject, in the case of interim statements, to normal year-end audit adjustments).
     SECTION 4.08. Absence of Certain Changes or Events. Except as and to the extent disclosed in the Weatherford SEC Reports, there has not been any event, occurrence, development or state of circumstance or fact that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser.
     SECTION 4.09. Compliance with Laws.
     (a) Except as and to the extent disclosed in the Weatherford SEC Reports, the businesses of Purchaser and its Subsidiaries are not being conducted in violation of any Applicable Law except for violations which do not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser.

     (b) Each of Purchaser and Weatherford Bermuda, in connection with the negotiation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, is and at all times during the negotiations of the transactions contemplated by this Agreement has been in compliance with Applicable Laws (expressly including the United States Foreign Corrupt Practices Act, as amended) relating to giving or accepting bribes or corrupt business practices and international conventions on money laundering.
     (c) Neither the Purchaser nor Weatherford Bermuda, nor any of their respective officers, directors, employees, participants or shareholders or agents has, in connection with the negotiation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, directly or indirectly through a third-party intermediary (i) paid, offered, given, promised to pay or authorised the payment of any funds or other things of value to any (A) officer or employee of any Governmental Entity, (B) any Person acting for or on behalf of any Governmental Entity, (C) any candidate for Russian political office, or (D) any agent or other Person engaging in any of the above-described activities at the suggestion, request, direction or for the benefit of any of the above-described Persons, or (ii) made any bribe, unlawful or illegal rebate, payoff, influence payment, kickback or other unlawful payment or made any other payment of a similar or comparable nature, to any Person, regardless of the form, whether in money, property or services, to obtain favourable treatment in securing business or to obtain special concessions or to pay for favourable treatment for business secured or for special concessions already obtained.
     SECTION 4.10. Registration.
     (a) Purchaser meets the current requirements for use of Form S-3 under the Securities Act and has prepared and filed with the SEC a registration statement on Form S-3 (file number 333-150764) (the “Registration Statement”), including a related base prospectus (the “Base Prospectus”), for registration under the Securities Act of the offering and sale of Weatherford Shares. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 under the Securities Act. In connection with the post-effective amendment to the Registration Statement filed on February 26, 2009, the requirements of Rule 414 under the Securities Act were satisfied. The Registration Statement, at the Execution Time, is effective and meets the requirements set forth in Rule 415(a)(1)(i). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.
     (b) On each Effective Date, the Registration Statement did or will, as applicable, and on the applicable filing date pursuant to Rule 424(b), the Final Prospectus Supplement (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder. The Registration Statement did not, on its initial Effective Date, and will not, on any subsequent Effective Date as then amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and, on the date of filing of any supplement to the Base Prospectus, pursuant to Rule 424(b), the Base Prospectus (as then supplemented) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Purchaser makes no representation or warranty regarding any and all information contained in or omitted from the Registration Statement or the Final Prospectus Supplement (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to Purchaser by or on behalf of Seller or any Eligible Seller specifically for use therein, or to the extent that such information relates to any Eligible Seller’s proposed method of distribution of Consideration Shares and was reviewed and expressly approved in writing by Seller or such Eligible Seller expressly for use therein. Without limiting the generality of the foregoing, Purchaser is not required to include in the Registration Statement or the Final Prospectus any separate or pro forma financial statements relating to the transactions contemplated hereby pursuant to the requirements of Rule 3-05 or Article 11 of Regulation S-X.
     (c) Purchaser was, at the time of filing the Registration Statement, is, at the Execution Time, and will be, at the time of filing the Final Prospectus Supplement and at each relevant “date of determination” pursuant to Rule 405 under the Securities Act thereafter, a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.
     (d) Purchaser was not, at the time of filing the Registration Statement, is not, at the Execution Time, and will not be, at the time of filing the Final Prospectus Supplement or at any relevant “date of determination” pursuant to Rule 405 under the Securities Act thereafter, an “ineligible issuer” as defined in Rule 405 under the Securities Act.
     SECTION 4.11. No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of Purchaser or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any brokerage or finder’s or similar fee or other commission payable by any Party as a result of this Agreement or such transactions.
ARTICLE V
COVENANTS
     Seller and Purchaser and, with respect to Section 5.23 only, Weatherford Bermuda agree as follows with respect to the period between the date of this Agreement and the earlier of Contribution or Completion, as applicable, and the Termination Date, except with respect to Sections 5.05, 5.06 (as it relates to the OFS Service Contracts, Participation Interest Purchase Agreements and the Transition Services Agreements only), 5.07, 5.08, 5.09, 5.10, 5.12, 5.13, 5.15, 5.17, 5.18, 5.19, 5.22, 5.23, 5.24 and 5.25 which will survive Completion and continue in accordance with their terms:
     SECTION 5.01. Conduct of the Business. Except as provided in Sections 5.06, 5.16, 5.20 or 5.25, from the date hereof to the earlier of the Contribution Date or the Termination Date, Seller shall take reasonable best efforts to (a) cause the OFS Companies to operate the Business in the Ordinary Course; (b) not to take or cause the OFS Companies or any Previous Holder to take any action or omit to take any action that would cause any of the warranties in Article III not to be true and correct at any time prior to the Contribution Date and (c) ensure neither it nor any Previous Holder disposes of or creates any Encumbrance on any Shares or Interests other than in favour of Seller and which will survive Contribution. Nothing in this Section 5.01 shall be deemed or construed to limit Seller’s warranty under Section 3.09.
     SECTION 5.02. Permits and Approvals.
     (a) During the period beginning on the date hereof and ending on the earlier to occur of the Completion Date or the Termination Date:
     (i) Seller and Purchaser agree to cooperate and use commercially reasonable efforts to obtain all (and will promptly prepare and file, or cause to be filed, all registrations, filings, applications, requests and notices, and do, or cause to be done, all things necessary, proper or advisable in connection with any) relevant Approvals from Governmental Entities and relevant Permits that are required to consummate the transactions contemplated by this Agreement. Each of Seller and Purchaser shall furnish the other Party such necessary information and assistance as the other may reasonably request in connection with its preparation of such necessary registrations, filings, applications, requests and notices or its taking of all actions necessary, proper or advisable in connection with the transactions contemplated hereby.
     (ii) Seller and Purchaser agree that they will meet, discuss and each take reasonable agreed steps consistent with similar Russian transactions to oppose, contest, resolve, appeal, defend against or lift, as applicable, promptly any Action or Judgment (whether temporary, preliminary or permanent) to which either of them are subject or which is otherwise applicable to either of them if this Agreement provides that, as a result thereof, such Party would not be obligated to complete the transactions contemplated by this Agreement.
     (b) Seller and Purchaser agree, as promptly as reasonably practicable and in any event within two Business Days following the date hereof, to take any and all actions not already taken that may be required to make, at each such Party’s expense and in form and in content agreed by Seller and Purchaser, any and all antitrust or other registrations, filings, applications and notices (the “FAS Filings”) to obtain the Approvals required under the Russian Antimonopoly Law from the FAS for the sale by Seller and acquisition by Purchaser of all of the Shares and Interests in the OFS Companies to be conveyed to Purchaser hereunder. Accordingly, in respect of the FAS Filings:
     (i) Seller shall provide, or cause to be provided, to Purchaser or the FAS directly at Seller’s discretion all information and documents required under Applicable Law for the purposes of preparation of the FAS Filings, provided that Purchaser in all cases shall receive proof of such filings. Seller and Purchaser shall (A) comply, or with respect to Seller, procure compliance by Seller and the OFS Companies, at the earliest practicable date and after consultation with the other Party with any request for additional information or documentary material received by it or any of its Affiliates from FAS; and (B) take such steps as may be necessary to cause any waiting periods, including under any relevant antimonopoly or other Applicable Law to terminate or expire at the earliest possible date.

     (ii) If at any time during the 55-day period after Purchaser and Seller have submitted all information required under Applicable Law to complete the FAS Filings, or such other period as Seller and Purchaser may agree in writing, the FAS issues a decision disapproving of Purchaser’s acquisition of any of the Shares or Interests, within 30 calendar days of receipt of the disapproving decision, Purchaser shall to the extent practicable take all commercially reasonable steps it determines in consultation with Seller to procure a reversal of such disapproving decision. Nothing in this Section 5.02 requires Purchaser to take any legal or administrative Action against FAS and/or any other Governmental Entity and any such Action shall be within the sole discretion of Purchaser. If Purchaser fails to obtain FAS Approval within such period, the provisions of Section 10.01(c) shall apply.
     (c) Access to Information. Between the date of this Agreement and the earlier of the Contribution Date or the Termination Date, upon reasonable advance notice from Purchaser, Seller will, and will cause the OFS Companies to, (i) afford Purchaser and its representatives reasonable access, during normal business hours, to the properties, books, records, employees, consultants, representatives (including accountants and, to the extent available, relevant work papers) and Contracts of the Previous Holders and each OFS Company relating to the Business, and (ii) furnish such Persons with copies of all such written information of the Previous Holders and each OFS Company relating to the Business as Purchaser or its representatives may reasonably request, including for purposes of the FAS filing and any responses and other communications in connection therewith. All information received by Purchaser or its representatives and given by or on behalf of Seller in connection with this Agreement will be held by Purchaser and its representatives as TNK-BP Confidential Information strictly in accordance with the terms of this Agreement and to an extent, and employing protections no less protective of, the confidentiality of the TNK-BP Confidential Information than those to which Weatherford International agreed to be subject under the Confidentiality Agreement.
     SECTION 5.03. Notice of Certain Events. Each of Seller and Purchaser shall promptly inform the other of:
     (a) the receipt by such Party or any OFS Company of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or that such Person is terminating or intends to terminate any Contract with such Party or any of the Companies pursuant to a change in control or similar provision or otherwise;
     (b) the receipt by such Party or any OFS Company of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;
     (c) any Proceedings (or communications indicating that the same may be contemplated) commenced or to the relevant Party’s knowledge, threatened in writing against or affecting such Party or any of the OFS Companies, or which relate to the consummation of the transactions contemplated by this Agreement;

     (d) the occurrence or non-occurrence of any events, circumstances, developments or facts that would make any of the warranties of such Party contained in this Agreement untrue or any of the covenants or conditions contained in this Agreement incapable of being complied with or satisfied; and
     (e) any other event or occurrence that causes, or would be reasonably likely to cause, a Material Adverse Effect on such Party’s ability to perform its obligations hereunder.
     SECTION 5.04. Press Releases. Until Completion or the termination of this Agreement, the Parties shall not, and shall not permit their Affiliates, to issue any press release or public announcement, to make any statement to a Person not bound by the terms of a confidentiality agreement or to convey any written communication to the employees of any of the OFS Companies, in each case about this Agreement or the transactions contemplated hereby, except for such press releases, statements and written communications that have been pre-approved by the Parties in writing. Notwithstanding the foregoing, nothing herein shall restrict any Party from making any disclosure required by Applicable Law, provided that such Party shall notify each other Party not fewer than three Business Days, if possible (but in any event as soon as possible), prior to any such disclosure. The Parties agree that violation of this Section 5.04 will constitute a material breach of this Agreement.
     SECTION 5.05. Confidentiality.
     (a) From the date hereof until the earlier of the Completion Date or the Termination Date, Purchaser shall hold the Confidential Information confidential under the terms of the Confidentiality Agreement as if Seller were TNK-BP Management and Purchaser Weatherford International under such agreement, the terms of which are incorporated by reference for such purpose. If this Agreement is terminated in accordance with Article X, Purchaser shall treat the Confidential Information, including the Signing DVD and the Restructuring DVD, in accordance with the terms of paragraph 8 of the Confidentiality Agreement, the terms of which are incorporated by reference for such purpose. If at the time of such termination a dispute between or among the Parties under Section 11.09 shall be pending or threatened, Purchaser shall be entitled to retain the Confidential Information, including the Signing DVD and the Restructuring DVD, until such dispute is resolved, provided that Purchaser shall be obligated to (i) maintain the confidentiality of such Confidential Information (including the Signing DVD and the Restructuring DVD) at all times through the resolution of such dispute as if no Termination Date has occurred hereunder and (ii) return the Confidential Information (including the Signing DVD and the Restructuring DVD) and related materials to Seller promptly following resolution of such dispute (unless otherwise ordered under any such arbitral determination).
     (b) From the Completion Date through the third anniversary of the Completion Date:
     (i) Seller shall, and shall cause its Affiliates to, hold the Confidential Information of the OFS Companies (“OFS Confidential Information”) confidential to an extent, and employing protections no less protective of, the confidentiality of the OFS Confidential Information than the protections Weatherford International agreed to offer and the restrictions to which Weatherford International agreed to be subject under the Confidentiality Agreement.

     (ii) Purchaser shall, and shall cause its Affiliates and the OFS Companies to, hold the Confidential Information that is not OFS Confidential Information, including any such information included in the Signing DVD and the Restructuring DVD (“TNK-BP Confidential Information”) confidential to an extent, and employing protections no less protective of, the confidentiality of the TNK-BP Confidential Information than the protections Weatherford International agreed to offer and the restrictions to which Weatherford International agreed to be subject under the Confidentiality Agreement.
     (c) No use of (i) TNK-BP Confidential Information by Purchaser, Purchaser’s Affiliates, employees, agents and representatives or any other Persons subject to a legally binding confidentiality obligation to Purchaser who shall have received such TNK-BP Confidential Information, whether directly from Seller or otherwise; or (ii) OFS Confidential Information by Seller Seller’s Affiliates, employees, agents and representatives or other Persons subject to a legally binding confidentiality obligation to Seller; shall be deemed to have breached Section 5.05(b), if such use shall have been:
     (i) with the Consent, in the case of the OFS Confidential Information, of Purchaser or any OFS Company or any of their respective officers or directors, or, in the case of the TNK-BP Confidential Information, of Seller;
     (ii) in the Ordinary Course of such Person’s accounting or regulatory reporting or filing practices, for which, in the case of any such use requiring public disclosure, the disclosing Party’s Consent shall have been obtained, which Consent shall not be unreasonably withheld; or
     (iii) in compliance with an Action or Judgment of a Governmental Entity.
     (d) The confidentiality obligations in this Section 5.05 shall not apply to:
     (i) any information obtained from any Party hereto which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any Party hereto or any of their agents, advisers, directors, officers, employees or representatives; or
     (ii) any information which is required to be disclosed pursuant to any Applicable Law or to any competent Governmental Entity or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) or is requested by any competent Governmental Entity.
     SECTION 5.06. Cancellation of Related Party Contracts.
     (a) On or prior to the Contribution Date, Seller shall terminate or procure the termination of, without any penalty or compensation or Liability to any OFS Company, the Contracts between Seller or any of its Affiliates and any of the OFS Companies and any other Contract representing any Indebtedness of any OFS Company; provided, however, that the foregoing provisions of this Section 5.06 shall not apply to the Contracts between the OFS Companies and Private Pension Fund “TNK-Vladimir”, the Participation Interest Purchase

Agreements, the OFS Service Contracts or the Transition Services Agreements, which Seller and Purchaser hereby agree shall:
     (i) continue in existence following the Contribution Date in accordance with their terms and conditions; and
     (ii) in the case of the Transition Services Agreements,
     (A) alone govern by their existing terms, any and all provision of transition services by any of Seller, or Seller’s Affiliates (other than the OFS Companies) to Purchaser or to any of the OFS Companies following Contribution, other than certain amendments the Seller and Purchaser hereby undertake to procure prior to Contribution in respect of pricing and services and other terms in a mutually satisfactory form; and
     (B) continue for a period of six months following Contribution only unless earlier terminated or caused to be terminated upon Purchaser’s 30 calendar days’ notice to Seller, irrespective of any contracting period or termination procedure set forth therein or right to damages currently provided thereunder, which the provisions of this Section 5.06 shall supersede; provided, however, that this Section 5.06 shall not limit any OFS Company’s obligation to pay for previously provided services as provided in the applicable Transition Services Agreements.
     (b) Except as expressly provided otherwise hereby, this Section 5.06 shall not apply to any Contracts that are solely among or between OFS Companies or any Contracts contemplated by Section 5.25.
     (c) Seller shall cause any receivable owed as of the Contribution Date to any OFS Company by any other member of the TNK-BP Group under any OFS Service Contract to be paid within 60 calendar days of the original invoice date under such OFS Service Contract.
     (d) Purchaser shall cause any payable (excluding any financial Indebtedness) due as of the Contribution Date by any OFS Company to any other member of the TNK-BP Group to be paid promptly in accordance with the terms of the respective Contract.
     SECTION 5.07. Further Assurances. At any time after the date hereof, including after Completion, each Party shall, upon reasonable request of another Party or Parties and at such other Party’s or Parties’ expense, do or procure that there shall be done such acts and things and execute or procure the execution of all such documents and instruments in form satisfactory to another Party or Parties reasonably necessary in order to give full effect to this Agreement.
     SECTION 5.08. Rescission Order Compliance.
     (a) At any time following the Completion Date, if any final, non-appealable Judgment by a Russian court of competent jurisdiction shall cause any of Purchaser, Seller or any of their respective Affiliates to unwind the sale by Seller and acquisition by Purchaser of any of the Shares or Interests conveyed to Purchaser hereunder (a “Rescission”), Seller and Purchaser agree to meet and discuss the most practical way to effect such Rescission in compliance with Applicable Law and any Judgment and thereafter to effect the Rescission. This Section 5.08 shall not be deemed to grant either Party any option to put to or call from any of the Shares or the Interests or the Consideration Shares from the other Party. The intent of Seller and Purchaser is that this Section 5.08 shall be applicable only if a Rescission results from a Judgment imposed on Seller and/or Purchaser, including in the case of a Rescission occurring after any sale or other disposition of any Consideration Shares by any Eligible Seller, in which case Seller shall have no obligation to purchase any Weatherford Shares to return to Purchaser in lieu of such transferred Consideration Shares.
     (b) The discussions to which this Section 5.08 refer shall include the manner in which:
     (i) Seller delivers to Purchaser any amount of the Purchase Price Seller shall have received as of such time, plus interest on the Purchase Price from the Completion Date calculated at the Contribution Date Interest Rate, less any dividends paid to Purchaser or its Affiliates by the OFS Companies plus any contributions to share capital made by Purchaser or its Affiliates to the OFS Companies from the Completion through the Rescission;
     (ii) Purchaser delivers to Seller, or Seller to Purchaser (or Purchaser’s designee), as the case may be, any amounts received by such Party from the other under the provisions of Article VII hereof, plus interest on such amounts from the date such amounts were paid calculated at the Contribution Date Interest Rate;
     (iii) Purchaser transfers the Shares and Interests to Seller clear of any Encumbrances created by Purchaser or its Affiliates; provided, however, that if Purchaser or any of its Affiliates shall have effected any post-Completion restructuring that complicates such transfer, Seller and Purchaser will discuss how best to effect the Rescission in light of such restructuring.
     (c) No Party shall have any Liability or obligation under this Section 5.08 to the other for the amount of any costs that shall have been incurred by any Party in effecting or defending the transactions contemplated by this Agreement or the Ancillary Agreements that result in a Rescission; provided, however, that in the event a Rescission is caused by the breach of this Agreement by any Party, the non-breaching Party shall be entitled to indemnification for all Losses associated with the Rescission pursuant to Article VIII, and further provided that if a Rescission occurs pursuant to Section 8.02(m) it shall be made at Seller’s expense in accordance with the provisions of Section 8.02.
     (d) If Seller and Purchaser are unable to agree, within 90 calendar days from the date of any final and non-appealable Judgment ordering a Rescission, to the amount Seller must cause to be paid to Purchaser to effect any Rescission hereunder, Seller and Purchaser agree to engage a reputable, neutral international investment bank (the costs of which will be shared equally by Seller and Purchaser) to advise as to the most equitable valuation to effect a Rescission.

     SECTION 5.09. Intellectual Property Transition Use. Within 180 calendar days from the Completion Date, Purchaser shall cause each of the OFS Companies to remove all and any references to “TNK-BP”, “TNK”, and “BP” and in addition remove such references from each OFS Company’s letterhead, property and commercial and administrative forms of each OFS Company, and neither Purchaser nor any of the OFS Companies or any of their respective Subsidiaries or associated companies will use the name “TNK-BP” or “TNK” or “BP” or any name incorporating the words “TNK-BP” or “TNK” or “BP” or any confusingly similar name or names in relation to any activities carried out by Purchaser and any of the OFS Companies or any of their respective Subsidiaries or associated companies. Purchaser agrees not to harm Seller’s intellectual property rights, including the name and reputation of Seller, TNK-BP or any of their respective businesses or assets. Purchaser shall indemnify Seller and its Affiliates from and against any and all damages, Losses, costs and expenses (including reasonable legal costs) which it or its Affiliates suffer, incur or sustain as a result of a breach of Purchaser’s obligations under this Section 5.09.
     SECTION 5.10. No Derivative Trading.
     (a) For itself and on behalf of TNK-BP Parent and its Subsidiaries, Seller agrees that, so long as any Eligible Seller beneficially owns any Weatherford Shares acquired via the transactions contemplated by this Agreement, Seller shall not, and shall cause each Eligible Seller not to, directly or indirectly acquire, sell or otherwise trade in any Weatherford Derivatives or short-sell Weatherford Shares. For purposes of this Section 5.10, “Weatherford Derivatives” means any security (excluding Weatherford Shares), financial Contract or financial instrument the value of which is primarily based on or determined by reference to the value of Weatherford Shares, including options, swaps, hedges, forwards or futures of any kind.
     (b) This Section 5.10 shall not prohibit any Eligible Seller from pledging the Consideration Shares as collateral for a loan, and such a pledge shall not be deemed a Weatherford Derivative unless the interest or other amounts payable on such loan are dependent on or determined by reference to the value of Weatherford Shares; provided that, an Eligible Seller shall be permitted to enter into a loan which provides for a margin call mechanism in connection with the value of the Consideration Shares used as collateral for such loan. Any lower interest rate than that rate available for a comparable unsecured loan obtained solely by virtue of such a pledge shall be deemed to be permitted by this Section 5.10(b).
     (c) Any acquisition or sale of or trade in Weatherford Derivatives or short-sale of Weatherford Shares by an Eligible Seller shall be deemed a disposition of the underlying Consideration Shares at a value in excess of the Floor, and no Guarantee Payment will be applicable to such underlying Consideration Shares.
     SECTION 5.11. Rights of First Refusal. Seller shall cause each OFS Company or other Person with Rights of First Refusal to waive such Rights of First Refusal in writing with respect to the Restructuring and all other transactions contemplated by this Agreement.
     SECTION 5.12. Non-Solicitation. For a period of two years from the Completion Date, Seller shall not, and shall cause its Affiliates not to, Knowingly solicit or hire for employment or employ any Person who is now employed by the Business in an executive or management level. Such restriction shall not apply to applications for employment received as a result of general solicitations or advertisements for employment made by Seller or any of Seller’s Subsidiaries.
     SECTION 5.13. Releases.
     (a) Purchaser shall not and shall procure that no OFS Company at any time following Completion shall sue (i) any member of the sole executive bodies listed in Schedule 3 or (ii) any director or officer of any OFS Company who shall have served in such office prior to Completion ((i) and (ii) collectively, the “Releasees”) in respect of any conduct undertaken in the official capacity of any such Releasee on or prior to Completion; provided, however, that Purchaser does not and shall not be deemed to release any Releasee under this Section 5.13(a) with respect to any matters arising out of or related to any Releasee’s fraud, criminal conduct, embezzlement, malfeasance, violation of TNK-BP’s policies or procedures (including any anti-corruption policy), or conduct outside the scope of a recipient’s official capacity. Seller and Purchaser agree that this covenant shall not release any Releasee in respect of actions or omissions which occurred subsequent to Completion. Purchaser, for itself and its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.
     (b) As of Completion, Seller, on behalf of itself and its Affiliates, hereby unconditionally releases and forever discharges the OFS Companies (including the Business) and each of their respective officers, directors, employees, agents or representatives and their successors and assigns (individually, an “OFS Company Releasee” and collectively, “OFS Company Releasees”) from any and all manner of Proceedings and Liabilities arising in its capacity as a director, officer or employee of any OFS Company or the Business, which Seller or any of its Affiliates now has, have ever had or may hereafter have against the respective OFS Company Releasees, arising contemporaneously with or prior to the Contribution Date, provided, however, that Seller does nor shall be deemed to release (i) any OFS Company Releasee who is an officer, director or employee under this Section 5.13(b) with respect to any matters arising out of or related to such Person’s fraud, criminal conduct, embezzlement, malfeasance, violation of TNK-BP’s policies or procedures (including any anti-corruption policy), or conduct outside the scope of a recipient’s official capacity; (ii) any Person in respect of any Liabilities, Losses or Claims arising under the Transition Services Agreements or the OFS Service Contracts for actions or omissions under those agreements following Contribution; or (iii) Purchaser. Seller and Purchaser agree that this covenant shall not release any OFS Company Releasee in respect of actions or omissions, which occurred subsequent to Contribution. Seller, for itself and on behalf of its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action or causing to be commenced, any Proceeding of any kind against any OFS Company Releasee, based upon any matter purported to be released hereby.
     (c) Nothing in this Section 5.13 shall limit Seller’s or Purchaser’s rights or obligations under Article VIII.
     SECTION 5.14. Tax Conduct. Except as expressly contemplated by this Agreement or as consented to in writing by Purchaser (which Consent shall not be unreasonably withheld or delayed), Seller shall not, and shall not permit any of the Previous Holders or the OFS Companies to, do any of the following (except as may be required by Applicable Law):
     (a) make or rescind any express or deemed election relating to Taxes with respect to an OFS Company;
     (b) settle or compromise any Action or Proceeding, audit or controversy relating to Taxes of an OFS Company;
     (c) file an amended Tax Return related to an OFS Company;
     (d) Consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of an OFS Company; or
     (e) change in any respect an OFS Company’s method of reporting any item for Tax purposes.
     SECTION 5.15. Value Guarantee Mechanism.
     (a) If at any time prior to the Settlement Date the Weatherford VWAP for the most recently completed Trading Day is lower that the Floor and any Eligible Seller desires to sell any Consideration Shares to any Person who is not a member of the TNK-BP Group, such Eligible Seller shall deliver or cause to be delivered to Purchaser a written notice (“Sale Notice”) setting forth the number of Consideration Shares proposed to be sold and the Weatherford VWAP for the most recently completed Trading Day as of the date of such notice (the “Notice Price”).
     (b) Upon receipt of a Sale Notice, Purchaser shall have the right, but not the obligation, to deliver a purchase notice to such Eligible Seller indicating Purchaser’s intention to purchase the number of Consideration Shares set forth in the Sale Notice for a cash amount per share equal to the Notice Price (a “Purchase Notice”).
     (i) If an Eligible Seller delivers a Sale Notice to Purchaser prior to 8:00 a.m. Central Time on any Trading Day, Purchaser may deliver a Purchase Notice with respect to such Sale Notice before noon Central Time on the same Trading Day. If an Eligible Seller delivers a Sale Notice to Purchaser after 8:00 a.m. Central Time on any Trading Day, Purchaser may deliver a Purchase Notice with respect to such Sale Notice before noon Central Time on the following Trading Day. If Purchaser does not deliver a Purchase Notice within the respective time periods provided in this Section 5.15(b)(i), the Eligible Seller may sell the Consideration Shares that are the subject of such Sale Notice during the following five Trading Days for any available price per share. If such Consideration Shares are not sold within such period, they will again become subject to the notice requirement set forth in Section 5.15(a), which will renew as to such Consideration Shares the rights and obligations of Seller and Purchaser set forth in this Section 5.15(b).
     (ii) If a Purchase Notice is timely delivered, on the third Trading Day following the date of the Purchase Notice, Purchaser shall deliver to the applicable Eligible Seller a cash amount equal to the Notice Price multiplied by the number of

Consideration Shares set forth in the associated Sale Notice in USD in immediately available funds by electronic transfer to the account of such Eligible Seller, which shall have been specified in such Sale Notice and, upon receipt of evidence of such payment, such applicable Eligible Seller shall deliver such Consideration Shares to Purchaser. If Purchaser shall not have delivered to the applicable Eligible Seller the payment as and when required under this Section 5.15(b)(ii), in addition to Seller’s other remedies therefore under this Agreement, such Eligible Seller may sell the Consideration Shares that are the subject of such Sale Notice during the following 15 Trading Days for any available price per share. If such Consideration Shares are not sold with such period, they will again become subject to this Section 5.15.
     (c) On the Settlement Date, in respect of each sale of Guarantee Shares to any Person other than Purchaser or an Affiliate of Purchaser who is not a member of the TNK-BP Group, Seller shall deliver to Purchaser a brokered sale confirmation or other written evidence reasonably satisfactory to Purchaser reflecting the number of Guarantee Shares, the Sale Price, the date of the sale and the name of the Eligible Seller that sold such Guarantee Shares.
     (d) Subject to the provisions of Section 5.15(f), within five Business Days of the Settlement Date, Purchaser shall deliver to each Eligible Seller for whom satisfactory written sale evidence shall have been provided to Purchaser in accordance with the terms of Section 5.15(c) an amount equal to (i) the difference between the Floor and the Sale Price multiplied by (ii) the number of Guarantee Shares sold by such Eligible Seller at such Sale Price (“Guarantee Payment”).
     (e) Purchaser shall not have any obligation to any Eligible Seller, and no Eligible Seller shall have any obligation to Purchaser, in each case under this Section 5.15, in respect of (i) any Consideration Shares held by any Eligible Seller after the Settlement Date or (ii) any Consideration Shares for which the Sale Price was equal to or greater than the Floor.
     (f) Any Guarantee Payment may be made to any Eligible Seller owed such a Guarantee Payment, in the sole discretion of Purchaser, either (i) in cash by electronic transfer to the account of each such Eligible Seller which shall have been specified by Seller or (ii) by Purchaser delivering or issuing that number of Weatherford Shares valued at the Guarantee VWAP corresponding with the Guarantee Payment (or portion thereof) to each such Eligible Seller or (iii) in any combination thereof such that the aggregate value equals the required Guarantee Payment; in each case, provided that (A) for any Guarantee Shares sold at a Sale Price lower than 10 USD per share, Purchaser must pay the portion of the Guarantee Payment applicable to the difference between 10 USD and the Sale Price for such Guarantee Shares entirely in cash and (B) Purchaser shall not be entitled to deliver or issue to any Eligible Seller either (1) any Guarantee Shares if the volume weighted average price per share of Weatherford Shares is lower than 10 USD measured on the last Trading Day immediately prior to their issuance or delivery or (2) a number of Guarantee Shares under this Section 5.15 which, taken together with any Consideration Shares then held by any Eligible Seller will trigger on the part of such Eligible Seller or any of its Affiliates any mandatory tender offer or similar obligation under Applicable Law or New York Stock Exchange rules; provided in either such case that Purchaser shall deliver to such Eligible Seller the equivalent owed amount in cash.

     (g) If Purchaser delivers any Guarantee Payment that is permitted pursuant to the provisions of this Section 5.15 to be in the form of Weatherford Shares, Purchaser shall deliver Weatherford Shares permitted by Applicable Law. Weatherford Shares issued to any Eligible Seller pursuant to this Section 5.15 shall be subject to the rights and obligations under the Registration Rights Agreement.
     (h) The rights in this Section 5.15: (i) are nonnegotiable rights exclusive to members of the TNK-BP Group and may not be made subject to any Encumbrance or otherwise sold, transferred, assigned, pledged, hypothecated, alienated or disposed of in any way and (ii) shall be void with respect to any party other than an Eligible Seller. If any member of the TNK-BP Group that holds Consideration Shares ceases to be a member of the TNK-BP Group and such Person does not sell, transfer or dispose of all Consideration Shares then owned by it to another member of the TNK-BP Group before it ceases to be a member of the TNK-BP Group, then any Consideration Shares held by such Person shall be deemed sold on the date such Person ceases to be a member of the TNK-BP Group to a Person that is not an Eligible Seller, which shall prevent such shares from becoming Guarantee Shares.
     SECTION 5.16. Permitted Dividends. Notwithstanding any provision herein to the contrary, prior to the Contribution Date, Seller will be permitted to cause the OFS Companies to pay the Previous Holders the dividends set forth on Schedule 5 in accordance with Applicable Law (including setting aside and or paying any Tax due on such dividends). Seller may cause any OFS Company to make any such payment to the Previous Holders in the form of a cash dividend only, as permitted by and in accordance with Applicable Law, but shall inform Purchaser prior to or immediately following such action. Seller will further be permitted to cause the OFS Companies to enter into intra-OFS Company loan agreements among themselves to effect the dividends permitted by this Section 5.16 or to allow settlements of accounts payable owed by any OFS Company to another OFS Company or any member of the TNK-BP Group, provided that such intra-OFS Company loans and settlements shall only be permitted to the extent that (i) they do not create any Liability (excluding Liability for Taxes) for any OFS Company or the Business to any Person that is not an OFS Company, and (ii) Seller and its Affiliates reasonably and in good faith do not expect any Liability for Taxes to result from such loans.
     SECTION 5.17. Provision of Services.
     (a) Seller and Purchaser acknowledge that Purchaser and TNK-BP Parent may, directly or through their respective Subsidiaries, enter into separate service agreements for the provision of future Services under such terms and conditions appropriate to the Services and the relevant territory.
     (b) Purchaser acknowledges the importance of continuity of the Services for the TNK-BP Group and agrees to accord the TNK-BP Group “Preferred Customer” status. Specifically, if a member of the TNK-BP Group requests the Weatherford Group to provide Services on a particular project in a relevant territory, the Weatherford Group will to the extent permitted by mandatory provisions of Applicable Law give preference to the TNK-BP Group for such Services in allocating its equipment and personnel, provided that the Services are contracted at market competitive rates and in accordance with Applicable Law.

     (c) Seller, for itself and on behalf of TNK-BP Parent, acknowledges the importance to the Weatherford Group of its ability to grow its business in the countries of the former Soviet Union and agrees to accord the Weatherford Group “Preferred Vendor” status. Specifically, if a member of the TNK-BP Group requires Services on a particular project in a relevant territory, Seller will allow the Weatherford Group to submit a bid for such Services and will to the extent permitted by mandatory provisions of Applicable Law give preference to the Weatherford Group for such Services, provided that the Services are contracted at market competitive rates and in accordance with Applicable Law.
     (d) Purchaser and Seller, for itself and on behalf of TNK-BP Parent, acknowledge that the specific terms and conditions of any service agreements contemplated by this Section 5.17 would be separately and subsequently negotiated by Seller and Purchaser that shall from time to time enter into them, affirm their intention to include in such service agreements substantially similar indemnification and liability limitation provisions as are included in the previously-negotiated service agreements existing as of the date of this Agreement between members of the Weatherford Group and members of the TNK-BP Group.
     (e) Nothing in this Agreement shall require any member of the TNK-BP Group or any member of the Weatherford Group to bid, offer or provide, or to accept or pay for any Services to be provided other than on terms that are mutually commercially and financially reasonable.
     SECTION 5.18. VDR Matters. As of the execution and delivery of this Agreement, Seller will cease to upload any documents to or remove any documents from the VDR and ensure that no further modifications are made to the content of the VDR other than the delivery of the Restructuring DVD pursuant to Section 5.20. Promptly following the execution of this Agreement, Seller will deliver to Purchaser one copy of all contents of the VDR (including an index) on a DVD or DVDs (the “Signing DVD”). For purpose of this Agreement (including any Claims under Article VIII), the contents of the Signing DVD and the Restructuring DVD, and not the VDR itself, will be dispositive of the contents of the VDR.
     SECTION 5.19. Accounting Access. For so long as Seller shall reasonably require to fulfil and permit the Previous Holders to fulfil all necessary accounting data submission procedures, Purchaser shall cause the OFS Companies to continue to submit consolidation data in respect of any and all periods prior to or immediately after Contribution through the Hyperion and Intercompany Site (“ICS”) information systems; and, for such period, Seller shall provide Purchaser, the OFS Companies and their respective representatives and accountants access to the Hyperion and ICS information systems supporting the TNK-BP Group consolidation process.
     SECTION 5.20. The Restructuring.
     (a) As of the date of this Agreement, the Previous Holders own 100% of the Shares and Interests. Prior to the Contribution Date, the Seller will acquire directly from the Previous Holders in sale and purchase transactions (and not through other Persons or steps or by way of dividends) all of the Shares and Interests such that Seller becomes the sole direct, legal and beneficial owner of the OFS Companies as a result of such sale and purchase transactions. Seller shall be permitted to enter into supplements or addendums to the respective agreements between

Seller and the Previous Holders after the Final Completion Statement Date in order to make the values assigned to the Shares and Interests consistent with the Allocation, provided that such supplements or addendums do not create any Liability (including for Taxes) for Purchaser, any of its Subsidiaries, any OFS Company or the Business, including for purposes of Section 3.03(d).
     (b) To effect the Restructuring and at its own expense Seller shall: (i) take its best efforts to, and to cause the Previous Holders or any of its Affiliates to take any and all actions required to effect the Restructuring in accordance with this Section 5.20 and Section 3.04(b) and (ii) take its best efforts to, and to cause the Previous Holders to, obtain any and all Permits, Consents, Approvals or Governmental Authorisations necessary or appropriate to effect the Restructuring in compliance with this Section 5.20 and Section 3.04(b), including but not limited to FAS Approval of the Restructuring.
     (c) Seller and Purchaser shall cooperate to ensure that the Restructuring is carried out by Seller in a manner mutually and reasonably acceptable to Seller and Purchaser; provided that Purchaser hereby accepts and agrees the Restructuring may be completed notwithstanding the deferred payments to be made by Seller to the Previous Holders for the Interests and the Shares pursuant to the terms of the respective agreements between Seller and the Previous Holders used to effect the Restructuring, so long as the Previous Holders and their respective shareholders or equity interest owners, as applicable, have waived in writing no later than Contribution any rights to an Encumbrance on the Shares or Interests resulting from such deferred payments. In the event, prior to or on the Contribution Date, Seller desires to materially change the manner in which it effects the Restructuring, then Seller must obtain the Consent of Purchaser, such Consent not to be unreasonably withheld, conditioned or delayed. No fewer than 15 Business Days prior to the Contribution Date, Seller shall provide Purchaser copies of all documents, whether in final or draft form, that Seller has used or plans to use in effecting the Restructuring, except for supplements or addendums to the respective agreements between Seller and the Previous Holders made after the Final Completion Statement Date as specified under Section 5.20(a). Seller shall not take (or cause the OFS Companies or any Affiliates to take) any action to which Purchaser reasonably objects in writing. Copies of the Restructuring Documents shall be provided to Purchaser at Contribution on a DVD (the “Restructuring DVD”), which documents shall be considered part of the VDR for purposes of this Agreement. The delivery of the Restructuring DVD shall be deemed not to breach the covenant to close the VDR under Section 5.18.
     SECTION 5.21. No Transfers. From the Contribution Date to the Completion Date, Purchaser shall not, other than with Seller’s written Consent, sell, donate, contribute or otherwise transfer or create, or allow to be created, any Encumbrance over any Shares or Interests in any OFS Company or sell, donate, contribute or otherwise transfer or create any Encumbrance over, or cause or allow to be sold, donated, contributed or otherwise transferred or encumbered, any assets of any of the OFS Companies or of the Business.
     SECTION 5.22. Freely Available Reserves.
     (a) Purchaser undertakes to use its best efforts to establish, to the extent legally available, at its 2010 and 2011 annual general meetings of shareholders reserves that are deemed freely available under the CO (the “Freely Available Reserves”), either through a release and allocation of additional paid in capital to freely available reserves and/or through carrying forward available retained earnings.
     (b) During the term of the undertaking set forth in this Section 5.22, Purchaser waives any and all objections and defences to a Claim by Seller under Article VIII if and to the extent such objections and defences are related solely to a shortfall of Freely Available Reserves and Purchaser, using its best efforts, is capable of establishing Freely Available Reserves in an amount necessary to satisfy the relevant Claim by Seller.
     SECTION 5.23. Guarantee by Weatherford Bermuda.
     (a) Weatherford Bermuda:
     (i) guarantees to Seller the due and punctual performance of all present and future payment and other obligations of Purchaser under or in connection with this Agreement and the Ancillary Agreements (as used in Article VIII) to which it is a party (the “Guaranteed Obligations” and each a “Guaranteed Obligation”) if and when they become payable or performable in accordance with the terms of this Agreement and those agreements respectively (the “Guarantee”), in which case Weatherford Bermuda or its successor (as applicable) shall have all of Purchaser’s rights and defences in respect thereof; and
     (ii) subject to the provisions of Section 5.23(e), undertakes to the Seller that whenever Purchaser does not pay or perform any Guaranteed Obligation when due, Weatherford Bermuda shall immediately on demand perform such Guaranteed Obligation as if it was the principal obligor.
     (b) If the Guaranteed Obligations are not recoverable from Purchaser by reason of illegality, incapacity, lack or exceeding of powers or ineffectiveness of execution, Weatherford Bermuda shall remain liable under this guarantee for the Guaranteed Obligations as if it were a principal debtor.
     (c) Subject to Section 5.23(d), Weatherford Bermuda undertakes to use reasonable efforts to remain, and Purchaser undertakes to use reasonable efforts to procure that Weatherford Bermuda remains, a Creditworthy Entity at all times.
     (d) If (i) Weatherford Bermuda ceases to be, or is reasonably expected by Purchaser to cease to be, a Creditworthy Entity, or (ii) Purchaser, at its election, desires to substitute as guarantor hereunder another of its Subsidiaries that is a Creditworthy Entity, in either such case Purchaser shall procure that a Subsidiary of Purchaser, which at such time is (and at all times thereafter Purchaser shall cause to continue to remain) a Creditworthy Entity, shall promptly (and in any case within 10 Business Days of the loss of such status) enter into an agreement on terms no less favourable to Seller or any other beneficiary of this Section 5.23 than set forth in this Section 5.23, by which agreement such Subsidiary undertakes to guarantee all of the Guaranteed Obligations (the “Substitute Guarantee”). If a Substitute Guarantee is provided in accordance with the terms of this Section 5.23, the Guarantee being substituted shall immediately terminate.

     (e) On any failure by Purchaser to perform any Guaranteed Obligation, Seller may serve notice on Purchaser requesting that such Guaranteed Obligation be performed. If at the expiry of ten Business Days from the date of such notice, such unperformed Guaranteed Obligation has not been performed or Purchaser has not claimed a dispute under Article XI, Seller shall be entitled to recover under the Guarantee or Substitute Guarantee (as applicable) the amount of any Losses suffered by Seller for which Seller would be entitled to recovery from Purchaser, without any obligation by Seller to take any steps to enforce any of its rights or remedies under the Guarantee or Substitute Guarantee or to bring any Claim against Purchaser in accordance with Article VIII or any dispute (or to raise any claim in any dispute) against Purchaser proceeding in accordance with Article XI of this Agreement; provided that Seller shall be entitled to bring a Claim directly against Weatherford Bermuda or its successor guarantor under this Section 5.23 in accordance with Article VIII or any dispute (or to raise any Claim in any dispute) against Purchaser proceeding in accordance with Article XI of this Agreement as if such Person were Purchaser under this Agreement, in which case Weatherford Bermuda or its successor (as applicable) shall have all of Purchaser’s rights and defences in respect thereof.
     (f) Subject to the provisions of Section 5.23(a)(i), the liability of Weatherford Bermuda under the Guarantee shall not be reduced, discharged or otherwise adversely affected by:
     (i) any intermediate payment, settlement of account or discharge in whole or in part of the Guaranteed Obligations; or
     (ii) any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Seller may now or after the date of this guarantee have from or against the Purchaser or any other person in connection with the Guaranteed Obligations; or
     (iii) any act or omission by Seller or any other person in taking up, perfecting or enforcing any security, indemnity, or guarantee from or against the Purchaser or any other person; or
     (iv) any termination, amendment, variation, novation or supplement of or to any of the Guaranteed Obligations; or
     (v) any grant of time, indulgence, waiver or concession to the Purchaser or any other person; or
     (vi) any insolvency, bankruptcy, liquidation, administration, winding up, incapacity, limitation, disability, the discharge by operation of law, or any change in the constitution, name or style of the Purchaser or any other person; or
     (vii) any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of, or security held from, the Purchaser or any other person in connection with the Guaranteed Obligations; or
     (viii) any claim or enforcement of payment from the Purchaser or any other person; or

     (ix) any act or omission which would not have discharged or affected the liability of Weatherford Bermuda had it been a principal debtor instead of a guarantor, or indemnifier or by anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge Weatherford Bermuda or otherwise reduce or extinguish its liability under this guarantee.
     (g) Subject to the provisions of Section 5.23(a)(i), until all Guaranteed Obligations have been irrevocably performed and/or paid in full, Weatherford Bermuda will not exercise any rights which it may have by reason of performance by it of its obligations under the Guarantee:
     (i) to be indemnified by Purchaser;
     (ii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Seller under this agreement or of any other guarantee or security taken pursuant to, or in connection with, the Guaranteed Obligations.
     If Weatherford Bermuda receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to Seller by Purchaser under or in connection with the Guaranteed Obligations to be repaid in full on trust for Seller and shall promptly pay or transfer the same to Seller.
     (h) Notwithstanding anything to the contrary in this Agreement, (i) no claim may be made under the Guarantee (including any Substitute Guarantee) at any time that, and for so long as, Purchaser has at least 450 million USD (or the approximate equivalent thereof in Swiss francs) of Freely Available Reserves (it being understood for the avoidance of doubt that the Guarantee or Substitute Guarantee shall apply and be enforceable in circumstances where the Purchaser does not have at least such Freely Available Reserves as of the time when a Guaranteed Obligation or a claim in respect thereof is to be enforced, in each case subject to the provisions of Section 5.23(h)(ii) below); and (ii) the Guarantee (including any Substitute Guarantee) shall in any event be released in full on the second anniversary of the Completion Date, except with respect to any Guaranteed Obligation in respect of which a claim shall have brought prior to such second anniversary, in which case the Guarantee or Substitute Guarantee shall continue with respect to that claim only unless Freely Available Reserves are available under Section 5.23(h)(i) at the time such claim is to be enforced.
     SECTION 5.24. Anticorruption Warranty. Seller and Purchaser agree to use their respective best efforts to include, or cause to be included by their Subsidiaries, best practice warranties and covenants in respect of compliance with the United States Foreign Corrupt Practices Act, the Laws of the Russian Federation and other Applicable Law concerning anti-corruption in all agreements to be concluded or continued after the Completion Date between on one hand Purchaser or any of its Subsidiaries and on the other hand any member of TNK-BP Group in connection with the use of assets to be acquired by Purchaser under this Agreement.
     SECTION 5.25. Assignment of Certain Accounts Receivable.
     (a) Prior to the Contribution Date, Seller at its discretion shall have the right to cause any OFS Company to assign to any member of the TNK-BP Group designated by Seller in its sole discretion any and all accounts receivable currently subject to any settlement schedule approved by a court; provided that such assignment shall not create any Liability for Taxes for the OFS Companies or the Business. For purposes of this Section 5.25(a), the amount of any such account receivable shall be the full outstanding amount that remains unpaid under each relevant settlement schedule as of the actual date of assignment, and the assignment price shall be equal to the nominal book value of such account receivable as of the actual date of assignment.
     (b)
     (i) No later than 15 Business Days prior to delivery of the Proposed Completion Statement (the “Assignment Date”), Purchaser shall inform Seller in writing of any expected decision by Purchaser in its reasonable judgment to impair, pursuant to paragraph 5(i) of Schedule 7 any accounts receivable then subject to any settlement schedule approved by a court and disclosed in Section 3.09 of Seller’s Disclosure Schedule in respect of which Seller shall not have exercised its right to assignment under Section 5.25(a) prior to the Contribution Date.
     (ii) In the event Purchaser provides Seller a written notice pursuant to Section 5.25(b)(i), upon Seller’s written request, Purchaser shall cause the respective OFS Companies to use their best efforts to assign to the member or members of the TNK-BP Group designated by Seller, in its sole discretion, the full outstanding amount of each such account receivable that remains unpaid under each relevant settlement schedule as of the Assignment Date for assignment proceeds equal to the nominal book value of the account receivable that are outstanding as of the Assignment Date; provided that Purchaser shall cause the respective OFS Company to deliver to the designated member of the TNK-BP Group the amount of any payment received by any OFS Company from the relevant debtor as, if and when received after the Assignment Date.
ARTICLE VI
CONDITIONS PRECEDENT TO CONTRIBUTION
     SECTION 6.01. Conditions to Obligations of Seller. The obligation of Seller to procure the sale and transfer of the Shares and/or Interests in the OFS Companies as contemplated by this Agreement shall be subject to the satisfaction at or prior to the Contribution Date of each of the following conditions (unless satisfaction of any such condition is expressly waived by Seller in writing delivered to Purchaser):
     (a) Purchaser shall have performed in all material respects or complied in all material respects with its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Contribution Date, giving effect to and not excluding any of the materiality qualifications excluded by Section 8.01(c).
     (b) The warranties of Purchaser set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Contribution Date as though made on and as of the Contribution Date (except that warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), giving effect to and not excluding any of the materiality qualifications excluded by Section 8.01(c);
     (c) Subject to Section 6.01(e), no Judgment issued by any court or agency of competent jurisdiction or other material legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law or Judgment shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the transactions contemplated hereby;
     (d) Seller shall have received a certificate signed by an authorised officer of Purchaser to the effect that the conditions set forth in clauses (a), (b) and (c) of this Section 6.01 above have been satisfied to the best of such officer’s Knowledge;
     (e) The FAS shall have given its Approvals under the Russian Antimonopoly Law to the Restructuring;
     (f) The FAS shall have given its Approvals under the Russian Antimonopoly Law to the acquisition by Purchaser from Seller of all of the Shares and the Interests and such Approvals are in a form reasonably acceptable to Purchaser, including any conditions, if applicable;
     (g) Seller shall have received from Purchaser:
     (i) copies of the resolutions passed by each of Purchaser’s and Weatherford Bermuda’s board of directors and all other necessary corporate authorities of Purchaser and Weatherford Bermuda at meetings properly convened authorising the execution of and the performance by Purchaser and Weatherford Bermuda, each in form and substance satisfactory to Seller, of Purchaser’s and Weatherford Bermuda’s obligations under this Agreement and each of the other documents to be executed by Purchaser and Weatherford Bermuda, such copies certified by a duly appointed officer of Purchaser and Weatherford Bermuda accordingly as true and correct; and
     (ii) notarised copies of any power of attorney under which the Agreement and related documents are executed by Purchaser and Weatherford Bermuda or other evidence of the authority of any Person signing on behalf of each of Purchaser and Weatherford Bermuda;
     (h) The SEC shall not have issued any stop order suspending the effectiveness of the Registration Statement or initiated any Proceedings for that purpose; and
     (i) No blockage of the Purchaser’s Register of Commerce of Zug, which continues to persist on the Contribution Date, shall have been effected, except for any blockage caused solely by Seller or any of its Affiliates, or within Seller’s or its Affiliates’ sole power to remove.
     SECTION 6.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to purchase and accept the transfer of the Shares and Interests and to deliver the Purchase Price as contemplated by this Agreement shall be subject to the satisfaction at or prior to the

Contribution Date of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing by Purchaser delivered to Seller):
     (a) Seller shall have performed in all material respects or complied in all material respects with Seller’s agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Contribution Date, giving effect to and not excluding any of the materiality qualifications excluded by Section 8.01(c);
     (b) The Seller’s warranties set forth in Article III shall have been true and correct in all material respects as of the date of this Agreement and as of the Contribution Date as though made on and as of the Contribution Date (except that warranties that by their terms speak specifically as of another date shall be true and correct as of such other date), giving effect to and not excluding any of the materiality qualifications excluded by Section 8.01(c);
     (c) Subject to Section 6.02(e) below, no Judgment issued by any court or agency of competent jurisdiction or other material legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Applicable Law or Judgment shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the transactions contemplated hereby;
     (d) Purchaser shall have received a certificate signed by an authorised signatory of Seller to the effect that the conditions set forth in clauses (a), (b) and (c) of this Section 6.02 above have been satisfied to the best of each signatory’s Knowledge;
     (e) Seller shall have caused the relevant OFS Companies to execute and take all other measures necessary to adopt the Amended Charters;
     (f) The FAS shall have given its Approvals under the Russian Antimonopoly Law to the Restructuring and the Restructuring shall have been completed in accordance with Section 5.20;
     (g) The FAS shall have given its Approvals under the Russian Antimonopoly Law to the transactions contemplated by this Agreement; provided that the FAS shall be deemed to have given such Approvals upon Approval by the FAS in writing of the transfer to Purchaser of all of the Shares and Interests that does not set forth any conditions or proscriptions that if given effect upon or prior to Completion would significantly diminish the value of the Business to Purchaser, as determined by Purchaser in its reasonable discretion;
     (h) Seller shall have delivered to Purchaser copies of the Monthly Management Accounts and the Financial Statements;
     (i) Purchaser shall have received from Seller:
     (i) copies of the resolutions passed by Seller’s board of directors and all other necessary corporate authorities of Seller at meetings properly convened authorising the execution of and the performance by Seller, each in form and substance satisfactory to Purchaser, of Seller’s obligations under this Agreement and each of the other documents to be executed by Seller, such copies certified by a duly appointed officer of Seller as true and correct;
     (ii) notarised copies of any power of attorney under which the Agreement and related documents are executed by Seller or other evidence of the authority of any Person signing on behalf of Seller; and
     (iii) the Restructuring DVD.
ARTICLE VII
COMPLETION ACCOUNTING
     SECTION 7.01. Proposed Completion Statement. As soon as practical following the Completion Date, and in any event within 60 Business Days thereof, Purchaser shall prepare and deliver to Seller its proposed completion statement as of the Contribution Date prepared in accordance with Schedule 7 and the methodology for the preparation of the Monthly Management Accounts (to the extent not inconsistent with Schedule 7), adjusted if the Contribution Date is not the last date of a calendar month based on the working capital and net debt positions at the beginning and end of the month in which Contribution occurs, with allocation of the change in position during the month to the part month periods before and after the Contribution Date in proportion to the number of working days from the beginning and end of the month to the Contribution Date, setting forth the Proposed Completion Statement in the form attached as Exhibit A, including the proposed Completion Net Debt and proposed Completion Working Capital (the “Proposed Completion Statement” and, once in its final form, such statement to become final and binding on Seller and Purchaser in accordance with the provisions of Section 7.05, the “Final Completion Statement”).
     SECTION 7.02. Pre-Completion Count of OFS Inventory.
     (a) Within 20 Business Days of the date of this Agreement, Seller shall have conducted or caused to be conducted a physical count of items valued above 10,000 USD book value per item in the OFS Companies’ inventory, which shall have been valued in accordance with the Company’s financial procedures and controls and on a basis consistent with that applied in the preparation of the Monthly Management Accounts. Upon Purchaser’s request, within 20 Business Days of such request, Seller shall provide or cause to be provided to Purchaser a reconciliation of the inventory balances as of the Contribution Date to the record of such physical count.
     (b) Upon Purchaser’s request, Seller and Purchaser shall use their respective reasonable efforts to agree upon the planning and operation of one or more joint sample counts of the physical inventory of the OFS Companies of reasonable scope and duration, which both Seller and Purchaser shall be entitled to attend and observe and at which each shall have the right to carry out test-counts. Seller and Purchaser shall agree upon the dates, times and locations of such physical sample counts no fewer than 10 Business Days in advance of such dates. In respect of test counts, each of Seller and Purchaser shall provide to the other (together with their respective representatives and accountants) full access to the relevant books and records of the

Business upon reasonable advance written request, and each shall provide to the other upon request copies of supporting documents (including tags and count sheets) for the purpose of verifying the amounts set forth therein.
     SECTION 7.03. Completion Statement Review. Within 45 Business Days following receipt from Purchaser, Seller shall complete its review of the Proposed Completion Statement. Purchaser shall provide Seller, its Affiliates, representatives and accountants with reasonable access to the books and records used by Purchaser and their respective accountants, including the consolidation schedules and other working papers (including without limitation trial balances and balance sheets of the OFS Companies used as the basis for preparing the Proposed Completion Statement, account breakdowns and analysis, the trail from data of the OFS Companies to the Proposed Completion Statement and any methodology, reconciliation of this data to the RAS balance sheet, support, detail, explanation and justification for any journals made on the basis of data of the OFS Companies for the purposes of preparing the Proposed Completion Statement), to prepare objections, if any, to the Proposed Completion Statement, such access to continue until the agreement or determination of the Final Completion Statement. The Proposed Completion Statement shall be conclusive and binding upon, and deemed accepted by, Seller unless Seller shall notify Purchaser in writing within 45 Business Days after delivery of the Proposed Completion Statement of any objection thereto (a “Seller’s Objection”). Such Seller’s Objection shall set forth a specific description of the basis of the Seller’s Objection and shall be treated in accordance with Section 7.04. Seller may not deliver more than one Seller’s Objection, which may contain objections to any number of items or aspects of the Proposed Completion Statement; and Seller may not amend the Seller’s Objection once it has been delivered to Purchaser other than to delete objections. No adjustment for an amount of 10,000 USD or less shall be made for any individual line of the Proposed Completion Statement under this or any other provision of this Agreement. Any items not disputed in a valid and properly delivered Seller’s Objection shall be deemed to have been accepted by Seller.
     SECTION 7.04. Dispute of the Proposed Completion Statement. In the event of any dispute with respect to the Proposed Completion Statement, Seller and Purchaser shall enter into discussions to resolve any such dispute. Any such dispute that shall not have been resolved after a good faith effort to do so by Seller and Purchaser over a period of 20 Business Days following delivery of the Seller’s Objection shall be put before the members of senior management of each such Party or of one or more of its Subsidiaries that such Party shall respectively designate, who shall, for a second 20 Business Day period, attempt in good faith to resolve such dispute. Seller and Purchaser shall refer any differences in respect of the Proposed Completion Statement remaining unresolved at the expiry of such second 20 Business Day period to KPMG or, if KPMG is unable to participate, such other independent firm of chartered accountants as Seller and Purchaser shall mutually select (the “Independent Accountants”). The Independent Accountants, acting as experts and not as arbitrators, shall resolve any such matters in dispute, and their decision shall (in the absence of fraud or other intentional misconduct, including acts cognised as corruption under Applicable Law) be final and binding on Seller and Purchaser upon delivery of the written opinion set forth in Section 7.04(b). The procedure and schedule under which any dispute shall be submitted to the Independent Accountants shall be as follows:
     (a) Within 10 Business Days following the end of the second 20 Business Day period specified above, Seller and Purchaser shall submit to the Independent Accountants any unresolved matters relating to the Proposed Completion Statement, supported by any documents upon which each such Party is relying.
     (b) Seller and Purchaser shall instruct the Independent Accountants to deliver to Purchaser and Seller, within 15 Business Days following receipt of the information specified in Section 7.04(a), or such longer period of time as the Independent Accountants determine is necessary (but not to exceed an additional five Business Days), a written opinion setting forth the Independent Accountants’ determination of each matter submitted for review.
     (c) The scope of the disputes to be resolved by the Independent Accountants shall be limited to the unresolved matters relating to the Proposed Completion Statement. Purchaser and Seller shall make or cause to be made readily available to the Independent Accountants all relevant books and records of the Business, any consolidation schedules and other working papers (including those of Seller’s and Purchaser’s respective auditors) relating to the Proposed Completion Statement and all other items reasonably requested by the Independent Accountants.
     (d) Any expenses relating to the engagement of the Independent Accountants shall be allocated equally between Purchaser and Seller. Seller and Purchaser shall each bear the fees of their respective solicitors, auditors and other representatives incurred in connection with the determination and review of the Proposed Completion Statement.
     SECTION 7.05. Final Completion Statement. The Proposed Completion Statement shall respectively become final and binding on Seller and Purchaser (the “Final Completion Statement Date”) upon the earliest of:
     (a) the expiration of the period within which Seller must make its objection, if no Seller’s Objection has been given with respect to the Proposed Completion Statement;
     (b) the date of a binding written agreement by Seller and Purchaser stating that the Proposed Completion Statement, together with any modifications thereto, is agreed by Seller and Purchaser; and
     (c) the date on which the Independent Accountants deliver to Purchaser and Seller their written determination with respect to any dispute relating to the Proposed Completion Statement.
     SECTION 7.06. Final Adjustment Calculation. Promptly after the Final Completion Statement Date, Seller and Purchaser shall calculate the Completion Net Debt and the Completion Working Capital using the Final Completion Statement.
     (a) If the Completion Working Capital is less than the Target Working Capital, then Seller shall, no later than five Business Days following the Final Completion Statement Date, cause to be delivered by Seller to Purchaser by means of one or more wire transfer to an account specified by Purchaser the amount of the difference between the Completion Working Capital and the Target Working Capital, together with interest on such amount, calculated at the Contribution Date Interest Rate, on the basis of a 365-day year and the actual number of calendar days elapsed from the Contribution Date to the date of payment.

     (b) If the Completion Working Capital is greater than the Target Working Capital, then Purchaser shall, no later than five Business Days following the Final Completion Statement Date, deliver by wire transfer to the designated account of Seller, the amount of the difference between the Completion Working Capital and the Target Working Capital, together with interest on such amount, calculated at the Contribution Date Interest Rate, on the basis of a 365-day year and the actual number of calendar days elapsed from the Contribution Date to the date of payment.
     (c) If the Final Completion Statement reflects Completion Net Debt as a value below zero, then Seller shall, no later than five Business Days following the Final Completion Statement Date, cause to be delivered by Seller to Purchaser by means of one or more wire transfer to an account specified by Purchaser the amount of such Completion Net Debt, together with interest on such amount, calculated at the Contribution Date Interest Rate, on the basis of a 365-day year and the actual number of calendar days elapsed from the Contribution Date to the date of payment.
     (d) If the Final Completion Statement reflects Completion Net Debt as a value above zero, then Purchaser shall, no later than five Business Days following the Final Completion Statement Date, deliver by wire transfer to the designated account of Seller, the amount such Completion Net Debt, together with interest on such amount, calculated at the Contribution Date Interest Rate, on the basis of a 365-day year and the actual number of calendar days elapsed from the Contribution Date to the date of payment.
     (e) Seller and Purchaser acknowledge and agree that any payments required to be made pursuant to Section 7.06(a) or Section 7.06(c) shall be made as and when specified in such applicable Section.
     SECTION 7.07. No Further Claims. Notwithstanding anything herein to the contrary, after the Final Completion Statement Date and payment of any amounts due under this Article VII, neither Purchaser nor Seller shall be entitled to make any Claim for breach of warranty under Article VIII to the extent the Liability giving rise to the Claim is expressly and specifically provided for in Final Completion Statement. Other than as it relates to the failure of Seller or Purchaser to pay amounts due under this Article VII, Seller and Purchaser intend the provisions of this Article VII and not Article VIII to be the sole means to which they may resort to resolve any disputes in respect of the Final Completion Statement.
ARTICLE VIII
INDEMNIFICATION; LIMITATION OF LIABILITY
     SECTION 8.01. Indemnification.
     (a) If the Completion occurs, subject to the limitations expressly set forth in this Article VIII, Seller will indemnify and hold harmless Purchaser, its Subsidiaries (expressly including the OFS Companies) and each of their respective directors, officers and employees (collectively, the “Purchaser Indemnitees”) from and against any and all Losses incurred by Purchaser Indemnitees arising or resulting from (i) any inaccuracy in, violation of or breach of any warranty of Seller or with respect to Seller, the Previous Holders, the OFS Companies or the Business under, arising out of or relating to this Agreement and (ii) any violation of or breach of, or any failure to perform, any covenant, obligation or duty of Seller under, arising out of or relating to this Agreement or any of the Ancillary Agreements.
     (b) If the Completion occurs, subject to the limitations expressly set forth in this Article VIII, Purchaser will indemnify and hold harmless Seller, its Subsidiaries (expressly excluding the OFS Companies) and each of their respective directors, officers and employees (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred by Seller Indemnitees arising or resulting from (i) any inaccuracy in, violation of or breach of any warranty of Purchaser under, arising out of or relating to this Agreement and (ii) any violation of or breach of, or any failure to perform, any covenant of Purchaser under, arising out of or relating to this Agreement or any of the Ancillary Agreements.
     (c) For purposes of this Article VIII, the determination of whether a Loss has occurred as a result of any inaccuracy in, or breach of any warranty, or nonfulfilment, non-performance or other breach of any covenant or agreement by a Party or with respect to any Previous Holder or OFS Company or the Business, and the amount of any Losses associated therewith, will be made as if the words, phrases or qualifications “material”, “materially”, “in all/any material respects” or “Material Adverse Effect” were not included in the applicable warranty, covenant or other agreement. Additionally, for purposes of this Article VIII, the term “Ancillary Agreements” shall be deemed not to include the Transition Service Agreements or the Registration Rights Agreement.
     SECTION 8.02. Liability Qualifications and Exclusions.
     (a) Excluding Liabilities to which the Tax Deed applies, Seller shall have no Liability to any Purchaser Indemnitee with regard to any circumstance regarding any OFS Company or the Business, which circumstance was disclosed to Purchaser in Seller’s Disclosure Schedule or in this Agreement or any of the Schedules or Exhibits hereto (and expressly excluding the VDR other than to the extent Seller’s Disclosure Schedule, this Agreement or any Schedule or Exhibit hereto expressly includes or incorporates specific information from the VDR).
     (b) Subject to the limitations set forth in this Article VIII, all warranties, covenants and obligations in this Agreement will survive the Completion for a period of two years from the Completion Date, except for (i) warranties made in Sections 3.01, 3.02, 3.03 (including the warranty under Section 3.03(c)) and 3.04, which will survive four years from such date; (ii) Tax Warranties, which will survive five years from such date; (iii) covenants and obligations or other agreements which are expressly intended to survive such date in accordance with their terms; and (iv) covenants under Article V that terminate at Completion in accordance with their terms; provided, however, that this Section 8.02(b) shall not apply to matters to which the Tax Deed applies.
     (c) Seller’s aggregate maximum Liability to all Purchaser Indemnitees taken together in respect of any and all Claims under this Article VIII shall be limited to 125,000,000 USD (the “Indemnity Cap”), except for:

     (i) any Claims under the Tax Deed, which are subject to the financial limitation set forth in Section 3.04 of the Tax Deed; and
     (ii) any Claims in respect of the warranties made in Sections 3.01, 3.02, 3.03 (including the warranty under Section 3.03(c)) and 3.04, for which Seller’s aggregate maximum Liability to Purchaser shall be 450,000,000 USD (the “Critical Warranty Cap”).
     (d) Seller shall have no Liability to any Purchaser Indemnitee under this Article VIII until the total of all Losses in respect of all Claims by all Purchaser Indemnitees against Seller taken together shall have exceeded 5,000,000 USD (the “Basket”), and then Seller shall have Liability to Purchaser without regard to the Basket threshold for the full monetary value of all such Claims from the first USD, subject to the other provisions of this Section 8.02; provided, however, that this Section 8.02(d) shall not apply to Claims under the Tax Deed.
     (e) Purchaser shall not be entitled to recover any sums whatsoever in respect of any particular Claim unless that Claim alone, or together with other related Claims, shall exceed 10,000 USD.
     (f) Purchaser’s aggregate maximum Liability to Seller in respect of any and all Claims under this Article VIII shall be limited to 450,000,000 USD.
     (g) Notwithstanding any other provision of this Article VIII, (i) Seller shall have no Liability to any Purchaser Indemnitee for any Loss to the extent that any Purchaser Indemnitee shall have recovered such Loss pursuant to any other provision of this Agreement or under the Tax Deed or any Participation Interest Purchase Agreement and (ii) Purchaser shall have no Liability to any Seller Indemnitee for any Loss to the extent that any Seller Indemnitee shall have recovered such Loss pursuant to any other provision of this Agreement or any Participation Interest Purchase Agreement. Under specific circumstances set forth in this Article VIII, Seller and Purchaser have agreed to certain limits on recovery by Purchaser against Seller under this Agreement in the form of the Indemnity Cap, the Critical Warranty Cap and the financial limitations set forth in Section 3.04 of the Tax Deed. While Seller’s and Purchaser’s intent is to allow full recovery of such amounts by Purchaser, as applicable, Seller and Purchaser agree that Purchaser is not entitled to recover the sum of those limits. For instance and by way of example only, if Purchaser were to recover the entire Critical Warranty Cap from Seller, it would not be permitted to recover the Indemnity Cap, as the purpose of the limits is such that if amounts are paid under one, the remaining amounts available for recovery under the others shall at any time be diminished by the amount of any foregoing recovery under any of the others. At the same time, nothing shall limit the availability of recovery of the Indemnity Cap, the Critical Warranty Cap or the financial limitations set forth in Section 3.04 of the Tax Deed if additional availability remains hereunder.
     (h) Notwithstanding any other provision of this Section 8.02, the Indemnity Cap, the Critical Warranty Cap and the Basket shall not apply to any Claims for fraud or wilful misconduct.

     (i) Notwithstanding any other provisions of this Article VIII, Seller shall have no Liability on an indemnity basis under this Agreement or to any Purchaser Indemnitee for any Losses for any breach of any warranty made by Seller in Section 3.14; provided that this Section 8.02(i) shall not be deemed to limit any right of Purchaser to recover any amount from Seller under the Tax Deed in accordance with the terms thereof.
     (j) Seller and Purchaser shall promptly use commercially reasonable efforts to mitigate any Loss arising from a Third Party Claim, which mitigation efforts shall be the obligation of the applicable Party arising upon such Party’s or such Party’s Affiliate’s first Knowledge of such Loss.
     (k) Notwithstanding any other provision of this Article VIII (including the provisions of Section 8.02(c)), and notwithstanding the amount of any Liability of Seller under this Agreement, in no event shall Seller be required to deliver any payment in satisfaction of such Liability, taken together with any amounts owing or that shall have been paid by Seller under the Tax Deed, that shall at any time exceed the aggregate amount of the Purchase Price that shall have been received by Seller in the aggregate as of such date.
     (l) Notwithstanding any other provision of this Agreement, Seller shall have no Liability under this Agreement to any other Party or to any Purchaser Indemnitee (including in respect of the warranties in Section 3.11 or the indemnities pursuant to Section 8.01(a)) with regard to any fact or circumstance relating to absence of state registration of, or any irregularity in, title to any parcel of Owned Real Property or leasehold interest in any parcel of Leased Real Property, except that, subject to the other sections and sub-sections of this Article VIII, Seller shall have Liability under Section 8.01(a) with respect to any such items to the extent arising out of Purchaser’s (or any of its Affiliates’) inability to sell or transfer any particular parcel of Owned Real Property to an independent third party or lease any particular parcel of Leased Real Property for the term specified under the current lease agreements or a Third Party Claim against any OFS Company challenging the validity of its title to, or the ability to sell or transfer, any parcel of Owned Real Property or its leasehold interest in any parcel of Leased Real Property.
     (m) The sole remedy for a breach of the warranty under Section 3.03(c) shall be a Rescission under Section 5.08 at Seller’s expense, which expense shall include only expenses directly related to the transactions contemplated by Section 5.08 itself and shall (i) expressly include any out-of-pocket costs or expenses (including any attorney or other advisory fees) that Purchaser can document it incurred in connection with the exploration, negotiation or execution of this Agreement or any of the Ancillary Agreements and (ii) further expressly exclude any lost profits, benefits of Purchaser’s bargain, indirect, consequential, special, exemplary, or punitive Losses.
     SECTION 8.03. Procedure for Making Claims.
     (a) If any event occurs which could give rise to Seller’s or Purchaser’s Liability under Section 8.01 of this Agreement, the Party asserting such a Claim (the “Indemnified Party”, which identifier shall be used in this Section 8.03 without prejudice to any defences to Liability in respect of such Claim) shall provide the other Party (the “Indemnifying Party”, which identifier shall be used in this Section 8.03 without prejudice to any defences to Liability of such party) written notice setting forth (i) the nature of the Claim, (ii) the amount of the Indemnifying Party’s Liability in respect thereof (or a reasonable estimate of the amount if the actual amount is contingent or not known to the Indemnified Party) and (iii) a reasonable explanation of the basis for the Claim to the extent of the facts then known by the Indemnified Party. The written notice must be submitted within 90 calendar days of the earliest date on which the Indemnified Party receives an official notification or other actual notice related thereto, or if there is no official notification, as soon as practically possible (in any event within any applicable statutory response period), after the Indemnified Party becomes aware of the relevant event and has reason to believe it would result in a Claim by the Indemnified Party under this Agreement.
     (b) For a period of 30 calendar days from receipt by an Indemnifying Party of a notice of a Claim other than a Third Party Claim from the Indemnified Party, the Indemnifying Party may challenge the Claim in whole or in part by written notice to the Indemnified Party. For a period of 30 calendar days from receipt of any such written challenge, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute and memorialise the resolution by mutual written agreement. Only if such Parties shall have failed to reach such an agreement by the end of the 30 calendar day period may the dispute be submitted to arbitration pursuant to Section 11.09.
     (c) If either Seller or Purchaser seeks indemnity under this Article VIII in response to an Action or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then such Indemnified Party will give a written notice of the Claim to the Indemnifying Party as soon as practicable and in any event within 30 calendar days after the Indemnified Party or any of its Affiliates has received notice or otherwise learns of the assertion of such Third Party Claim and has reason to believe it would result in a Claim under this Agreement. Such notice shall contain the same information as required in Section 8.03(a). The Indemnified Party shall:
     (i) consult with the Indemnifying Party as to the manner in which the Third Party Claim might be avoided, resolved or compromised, but the Indemnified Party is not required by this Section 8.03(c)(i) to follow any recommendations of the Indemnifying Party;
     (ii) at the written request of the Indemnifying Party, and subject to the Indemnifying Party indemnifying the Indemnified Party to the reasonable satisfaction of the Indemnified Party against all reasonable and documented Losses which may be incurred thereby, give and procure that there shall be given such reasonable information, assistance and access to personnel, premises, books and records to the Indemnifying Party and its representatives as they may reasonably require in connection with the same;
     (iii) at the written request of the Indemnifying Party and except as provided in Section 8.03(f), permit the Indemnifying Party to have control of such Actions or Proceedings relating to the Third Party Claim and in the name of the Indemnified Party as the Indemnifying Party may deem appropriate at the sole cost of the Indemnifying Party and with counsel reasonably satisfactory to the Indemnified Party, and give and procure that there shall be given all such assistance as the Indemnifying Party may reasonably require to avoid, dispute, resist, mitigate, compromise, settle, defend or appeal the Third Party Claim; provided that the Indemnified Party shall:

     (A) not be required to commence Proceedings where it has validly assigned all of its rights in relation to the Third Party Claim to the Indemnifying Party and the Indemnifying Party is entitled to the same benefits in respect of such rights and their enforcement as the Indemnified Party; and
     (B) make no admission of liability, agreement, settlement or compromise with any Person in relation to a Third Party Claim without the prior written Consent of the Indemnifying Party; and
     (C) be entitled to participate in any Proceedings relating to Third Party Claims with its own counsel at its own expense.
     (d) Notwithstanding any other provisions of this Article VIII (including Section 8.03(c)(iii)(B)), an Indemnifying Party (the “Settling Party”) may settle any Third Party Claim that is the subject of this Article VIII without the prior written Consent of the other Party so long as in such settlement (i) there is no finding or admission of any violation of Laws or any violation of the rights of the non-Settling Party or its indemnitees (including by way of Contract), (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party without admission of Liability as to an Indemnified Party and (iii) there is an unconditional release of all Indemnified Parties and their Affiliates from any and all Liability with respect to the indemnified matter.
     (e) The provisions of this Section 8.03 shall not apply in respect of Tax Claims or recoveries from third parties in respect of Tax Matters, which are governed by the Tax Deed.
     (f) To the extent a Third Party Claim is of a criminal or regulatory nature, the Indemnifying Party shall cooperate with the Indemnified Party in the defence of such Third Party Claim upon the request of the Indemnified Party, but may not assume control over such Third Party Claim unless the Indemnified Party consents, in writing and in its sole discretion, to the Indemnifying Party’s assumption of control over such Third Party Claim.
     SECTION 8.04. Limitation on Damages and Remedies. In no event shall any Party be liable for any consequential, special, exemplary, or punitive damages hereunder unless such Claim is a Third Party Claim for which indemnity is permitted under this Article VIII. From and after the Completion, the sole and exclusive remedy of the Parties for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in this Article VIII, Article IX and the Tax Deed and, except to the extent a Party has asserted a Claim for indemnification by giving a written Claim notice in accordance with Section 8.03 (or the applicable provision of the Tax Deed) prior to the expiration of the applicable survival period set forth in Section 8.02(b) (or the applicable provision of the Tax Deed), none of the Parties will have a remedy against another Party for any breach of any provision of this Agreement. Notwithstanding the foregoing, each Party acknowledges and agrees that the other Party would be damaged irreparably if the covenants made by the Parties in Sections 5.04, 5.05 and 5.12 are not performed in accordance with the specific terms and that any breach of such provisions could not be adequately compensated in all cases by monetary damages alone. Accordingly, either Party will be entitled to enforce the covenants set forth in Sections 5.04, 5.05 and 5.12 by a decree of specific performance and entitled to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any such covenants, without posting any bond or other undertaking. The Parties agree that neither Purchaser nor Seller may bring any Claim against Seller or any of its Affiliates or Purchaser or any of its Affiliates (as the case may be) under or pursuant to any Participation Interest Purchase Agreement or the Contribution Agreement. The sole recourse between the Parties as to the sale, purchase and transfer of the Shares and Interests is pursuant to this Agreement and in accordance with the terms and conditions of this Article VIII and the Tax Deed.
ARTICLE IX
TAX MATTERS
     SECTION 9.01. Tax Deed. Seller and Purchaser shall deliver a duly executed Tax Deed to the other at Contribution, to be effective as of the Completion Date.
     SECTION 9.02. Tax Disclosures. No matter disclosed against any of the warranties in Article III or any other knowledge (actual or constructive) on the part of Purchaser and no investigations by or on behalf of Purchaser shall prejudice any Claim made by Purchaser under the Tax Deed or affect or reduce any Liability of Seller arising under the Tax Deed.
     SECTION 9.03. Straddle Period Taxes. In respect of the taxable period beginning before and ending after the Contribution Date (the “Straddle Period”), property Tax, land Tax, transport Tax and water Tax shall be time apportioned between pre and post Contribution periods such that the pre Contribution period Tax should be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Contribution Date and the denominator of which is the number of calendar days in the entire Straddle Period and the post Contribution period Tax should be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period commencing after the Contribution Date and the denominator of which is the number of calendar days in the entire Straddle Period.
     SECTION 9.04. Transfer Taxes and Registration. Notwithstanding any other provision of this Agreement, Purchaser and Seller agree to share equally the cost of any transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees arising from (a) the transfer of the Shares and Interests by Seller to Purchaser, including any additional amounts that may be required if the Contribution Date is after July 1, 2009, and (b) the transfer of the Consideration Shares by Purchaser to Seller. The limitations, qualifications and exclusions provided for in Article VIII and the Tax Deed shall not apply to any Claim made by Seller or Purchaser for Taxes which are the obligation of the other Party under this Section 9.04.
ARTICLE X
TERMINATION
     SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Contribution Date:

     (a) in writing by mutual Consent of Seller and Purchaser;
     (b) by written notice of either Seller to Purchaser or of Purchaser to Seller, if Contribution shall not have occurred on or before June 30, 2009 (the “Termination Date”); provided, however, that this right to terminate the Agreement shall not be available to either of Seller or Purchaser whose failure to fulfil any obligation under this Agreement has been a cause of or resulted in the failure of Contribution to occur by such date; and provided, further, that if the Contribution has not occurred by the Termination Date, then either Purchaser or Seller may request an extension of the Termination Date, and if the Party requesting the extension is working diligently and in good faith to satisfy the conditions to Contribution and Completion, the Parties hereby agree to an extension of up to 31 calendar days from the original Termination Date.
     (c) by written notice (i) by Purchaser to Seller, if the FAS shall have issued a conditional or other Approval with respect to the Russian Antimonopoly Law that would, as determined by Purchaser in its reasonable discretion, significantly diminish the value of the Business to Purchaser or prevent the purchase of any OFS Company or the Business, or (ii) by Seller or Purchaser to the other, if a negative decision that disapproved the purchase by Purchaser of any Shares or Interests or both and if such decision shall not have been reversed within the 30 calendar day period following such decision as per Section 5.02(b)(ii);
     (d) by written notice by Seller to Purchaser, if the FAS shall not have issued an Approval of the Restructuring by June 30, 2009; and
     (e) as provided under Section 10.02.
     SECTION 10.02. Deadline for Delivery of Consideration Shares; Indemnification.
     (a) The Seller shall have the right to terminate this Agreement if for any reason Seller shall not have received confirmation of delivery of the Consideration Shares in accordance with Section 2.04(b) within five Business Days of the Contribution Date. If the Seller exercises its right to terminate this Agreement pursuant to the preceding sentence, the Purchaser shall promptly thereafter be required to return the Shares and the Interests to Seller, together with any dividend or other economic benefit the Purchaser received as a result of the transfer to Purchaser of title to the Shares and the Interests, and Seller shall be entitled to any remedy available to Seller pursuant to Section 10.02(b) in the event of Purchaser’s Default.
     (b) Whether or not Seller exercises its right to terminate this Agreement pursuant to Section 10.02(a), if Purchaser fails to deliver the Consideration Shares within five Business Days of the Contribution Date as a result of a default attributable to Purchaser (but not to a third party, such as the Register of Commerce of Zug), including Purchaser’s failure to use its best efforts to effect each of its obligations under Section 2.04 in accordance with its terms (“Purchaser’s Default”), Seller shall be entitled to indemnification under Article VIII for any Losses suffered as a result of Purchaser’s Default as if Completion had occurred hereunder.
     SECTION 10.03. Effect of Termination. If this Agreement is terminated in accordance with Section 10.01 or Section 10.02, this Agreement shall become null and void and of no further force and effect and no Party shall have any Liability to the other under this Agreement, except that (i) the terms and provisions of Sections 5.04, 5.05 and 5.12, this Section 10.03 and Article XI shall remain in full force and effect and (ii) if this Agreement is terminated by Seller or Purchaser because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party shall have the right to pursue all legal remedies and such right will survive such termination unimpaired. If this Agreement shall have been terminated pursuant to Section 10.02(a) as a result of Purchaser’s Default, Seller shall have the remedies provided under this Section 10.03 in addition to the remedies provided under Section 10.02.
ARTICLE XI
GENERAL PROVISIONS
     SECTION 11.01. Notices. All notices, requests, Claims and other communications hereunder shall be in writing and will be deemed given to a Party when (a) received by delivery in Person or by overnight courier, (b) sent by electronic mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the addresses and marked to the attention of the individual’s name set forth in the signature pages to this Agreement (or at such other address for a Party as shall be specified by such Party by like notice). Copies to be sent as indicated shall be courtesy copies, and failure to deliver any such courtesy copies shall not invalidate any notice properly delivered to Purchaser or Seller as set forth above.
     SECTION 11.02. Supersedence. The provisions of this Agreement, as it may be amended, shall govern the subject matter of the Participation Interest Purchase Agreement, and any provision of this Agreement that is inconsistent with any provision of any Participation Interest Purchase Agreement shall supersede such Participation Interest Purchase Agreement provision.
     SECTION 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or Judgment, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     SECTION 11.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. None of the Parties hereto may assign or transfer any of its rights or obligations under this Agreement without the prior written Consent of the other Parties; provided, that each of Seller and Purchaser may assign this Agreement and/or any or all of its respective rights and obligations hereunder to any of its

Subsidiaries without the prior written Consent of the other Party; provided, further, that no such assignment shall release such Party from any of its obligations or Liabilities hereunder. Any attempted assignment or transfer in violation hereof shall be null and void ab initio.
     SECTION 11.05. Parties in Interest; No Third Party Rights. This Agreement shall be binding upon and inure to the benefit of each Party, its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than each Party any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Pursuant to Section 1(2) of the Contracts (Rights of Third Parties) Act 1999 (the “Contracts Act”) the Parties intend that no Person who is not a Party to this Agreement has any right under the Contracts Act to enforce any term of this Agreement.
     SECTION 11.06. Expenses. Except as otherwise expressly provided herein, each Party shall bear and be fully responsible for its own costs, fees and expenses (including, without limitation, fees and disbursements of attorneys, accountants and financial advisors) and other Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.
     SECTION 11.07. Amendment. This Agreement may not be amended, except by an instrument in writing signed by each of the Parties.
     SECTION 11.08. Waiver. At any time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the warranties contained herein or in any document delivered to it hereunder, and (c) waive the another Party’s compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be by a written notice of waiver, deadline, right, agreement or condition waived thereby, executed by the waiving Party and delivered in accordance with the provisions of Section 11.01. The failure or delay of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
     SECTION 11.09. Governing Law; Arbitration; Specific Performance.
     (a) This Agreement shall be governed by and construed in accordance with English Law. Except as expressly provided otherwise (including in the Participation Interest Purchase Agreements, the Contribution Agreement and the Transition Services Agreements), references to any English statutory provision or legal term for any action, remedy, method of judicial Proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall, in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English statutory provision or legal term or other legal concept, state of affairs or thing. For the avoidance of doubt, nothing in this Section 11.09 shall be deemed or understood to modify the term Applicable Law as used in any provision of this Agreement.
     (b) Subject to the provisions of Section 8.02, any dispute, Claim or controversy arising from, relating to, or in connection with this Agreement or the Ancillary Agreements or the legal relationships established hereby or thereby, including any question regarding their existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the Parties.
     (c) The arbitral tribunal shall consist of three arbitrators, all three of whom shall be lawyers. Seller and Purchaser shall each nominate one arbitrator and deliver written notification of such nomination to the other party to the arbitration Proceedings and to the ICC within thirty calendar days after delivery of a request for arbitration. In the event either such Party fails to nominate an arbitrator or deliver notification of such nomination to the other party to the arbitration Proceedings and to the ICC within this time period, upon request of either party to the arbitration Proceedings, such arbitrator shall instead be appointed by the ICC within 30 calendar days of receiving such request in accordance with the ICC Rules of Arbitration. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the relevant parties to the arbitration Proceedings and the ICC in writing of such nomination within 15 calendar days of their appointment. If the first two appointed arbitrators fail to nominate a third arbitrator or notify the relevant parties to the arbitration Proceedings and the ICC of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within 15 calendar days of receiving such request in accordance with the ICC Rules of Arbitration. The third arbitrator shall serve as Chairman of the arbitral tribunal.
     (d) The place of arbitration shall be London, England. The language of the arbitration shall be English. No arbitrator shall be an Affiliate, employee, officer or director of any Party or of any of their respective Affiliates, nor shall any arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.
     (e) The decision of a majority of the arbitrators shall be final and binding on the parties to the arbitration Proceedings and their respective successors and assigns. The decision shall not be subject to appeal. The arbitral tribunal shall determine the proportions in which the parties to the arbitration Proceedings shall pay the fees and expenses of the arbitral tribunal. The Parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).
     (f) By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy in aid of arbitration or to protect the TNK-BP Confidential Information, in the case of Seller, or the OFS Confidential Information, in the case of Purchaser. A request for such remedy shall not be deemed a waiver of this agreement to arbitrate. Each Party (expressly including Weatherford Bermuda) irrevocably submits to the non-exclusive jurisdiction of the courts of England for purposes of any suit (i) to enforce the provisions of this Section 11.09 and (ii) to enforce an arbitration award rendered hereunder, and waives any objection or defence to such suit based on venue or forum non conveniens.
     (g) Without limiting the obligation to arbitrate under this Section 11.09, each Party acknowledges and agrees that the failure of a Party to perform the covenants made in Sections 5.04, 5.05 and 5.12 would cause irreparable injury to the other Parties, for which damages, even if available, would be an inadequate remedy. Accordingly, each Party shall be entitled to specific performance and other applicable equitable relief, without posting any bond or other undertaking, in the event of any breach or threatened breach of the covenants made by the Parties in Sections 5.04, 5.05 and 5.12.
     (h) An arbitral tribunal constituted under this agreement pursuant to Section 11.09(b) may, unless consolidation would prejudice the rights of any Party, consolidate an arbitration commenced hereunder with an arbitration under any other agreement entered into by Seller (or any of its Affiliates) and Purchaser (or any of its Affiliates) if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under these agreements issue consolidation orders, the order issued first shall prevail.
     (i) Each of Purchaser and Weatherford Bermuda prior to Completion shall irrevocably appoint a process agent acceptable to Seller to receive on its behalf in England or Wales service of any proceedings under this Section 11.09. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by Purchaser) and shall be valid until such time as Seller has received prior written notice from Purchaser that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, Purchaser shall forthwith appoint a substitute acceptable to Seller and deliver to Seller the new agent’s name, address and fax number within England and Wales.
     (j) Seller prior to Completion shall irrevocably appoint a process agent acceptable to Purchaser to receive on its behalf in England or Wales service of any proceedings under this Section 11.09. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Seller) and shall be valid until such time as the Purchaser has received prior written notice from the Seller that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Seller shall forthwith appoint a substitute acceptable to the Purchaser and deliver to the Purchaser the new agent’s name, address and fax number within England and Wales.
     SECTION 11.10. Withholding and Grossing-up.
     (a) With the exception of the Purchase Price and any payment from Purchaser (or its Affiliates) under Sections 5.15 or 5.25, all sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless Applicable Law requires a deduction or withholding to be made. If a deduction or withholding is so required, the payer shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.
     (b) If any Tax Authority brings any sum paid under this Agreement (with the exception of the Purchase Price and any payment from Purchaser (or its Affiliates) under Sections 5.15 or 5.25) into charge to Tax, then the payer shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement.

     (c) Paragraphs (a) and (b) of this Section 11.10 shall not apply to the extent that the deduction, withholding or tax would not have arisen but for an assignment by the payee of any of its rights or obligations under this Agreement.
     SECTION 11.11. Headings. The descriptive headings contained in this Agreement and the table of contents are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.
     SECTION 11.12. Execution. This Agreement may be executed in any number of counterparts and by the Parties on different counterparts but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall be deemed an original, but all the counterparts shall together constitute one and the same agreement. In addition, the Parties may exchange facsimile signature pages prior to the delivery of original signatures, in which case this Agreement shall be deemed effective as soon as all Parties have received all such facsimile signatures.
     SECTION 11.13. No Double Recovery. No Party shall be entitled to claim or recover more than once under this Agreement and/or the Tax Deed in respect of any Liability or Liabilities caused by or attributable to the same fact, matter, event, or circumstance.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be duly executed by the duly authorised officer of each Party and delivered as of the date first above written.

NOVY INVESTMENTS LIMITED
By:	/s/ Stella Raouna
	Name:	Stella Raouna
	Title:	Director

By:	/s/ Maria Pitta
	Name:	Maria Pitta
	Title:	Director

Address for Notices:
NOVY INVESTMENTS LIMITED
Attention: Maria Pitta and/or Stella Raouna
5 Themistokli Dervi
Elenion Building, 2nd floor
P.C. 1066, Nicosia, Cyprus
E-mail: abacus@abacus.com.cy
With a copy that shall not constitute notice to:
Cleary Gottlieb Steen & Hamilton LLP
Paveletskaya Square 2/3
Moscow 115054
Attention: Daniel Braverman and/or Murat N. Akuyev
E-mail: dbraverman@cgsh.com and/or makuyev@cgsh.com

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be duly executed by the duly authorised officers of each Party and delivered as of the date first above written.

WEATHERFORD INTERNATIONAL LTD. (SWITZERLAND)
By:	/s/ Bernard J. Duroc-Danner
	Name:	Bernard J. Duroc-Danner
	Title:	CEO

Address for Notices:
WEATHERFORD INTERNATIONAL LTD.
Attention: General Counsel
515 Post Oak Boulevard
Houston, Texas 77027
E-mail: burt.martin@weatherford.com
With a copy that shall not constitute notice to:
Baker & McKenzie LLP
Attention: Jonathan B. Newton
711 Louisiana Street, Suite 3400
Houston, Texas 77002
E-mail: jonathan.b.newton@bakernet.com
Provided that any Sale Notice delivered under Section 5.15 shall be delivered to:
WEATHERFORD INTERNATIONAL LTD.
Attention: Chief Financial Officer
E-mail: andy.becnel@weatherford.com

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be duly executed by the duly authorised officers of each Party and delivered as of the date first above written.

WEATHERFORD INTERNATIONAL LTD. (BERMUDA)
By:	/s/ Bernard J. Duroc-Danner
	Name:	Bernard J. Duroc-Danner
	Title:	CEO

Address for Notices:
WEATHERFORD INTERNATIONAL LTD.
Attention: General Counsel
515 Post Oak Boulevard
Houston, Texas 77027
E-mail: burt.martin@weatherford.com
With a copy that shall not constitute notice to:
Baker & McKenzie LLP
Attention: Jonathan B. Newton
711 Louisiana Street, Suite 3400
Houston, Texas 77002
E-mail: jonathan.b.newton@bakernet.com